Exhibit 10.4

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made this 16th day of January, 2015 (the “Effective Date”), by and between, Red Lion Hotels Corporation, a Washington corporation (referred to herein sometimes as “Red Lion” or as “Seller”), and Shelbourne Falcon RLHC Hotel Investors LLC, a Delaware limited liability company (the “Purchaser”) relating to the Membership Interests in RL Venture LLC, a Delaware limited liability company (the “Company”).

RECITALS:

A.Red Lion is the sole member of the Company, holding one-hundred percent (100%) of the Member Interests in the Company.

B.On the Contribution Date, (1) Red Lion caused its affiliates to contribute to the Company certain hotels located at the addresses and in the commonly known locations identified on Schedule 1.01, each of which the Company, in turn, contributed to one of the Subsidiaries pursuant to that certain Contribution Agreement dated the Contribution Date (the “Contribution Agreement”); and (2) the Company has caused its subsidiaries to close the Loan with the Lender and the Company has executed and delivered the Guaranties.

C.On the Effective Date, Red Lion desires to transfer to the Purchaser, and the Purchaser desires to acquire from Red Lion forty-five percent (45%) of the Member Interests in the Company (the “Transferred Member Interest”), on the terms set forth in this Agreement and in the Related Agreements (as hereinafter defined). Lender has given its approval for the transfer of the Transferred Member Interest conditioned, inter alia, on Seller causing additional Persons who are affiliated with Purchaser and approved by Lender to execute and deliver to Lender joinders with respect to the Guaranties.

D.Simultaneous with the Closing of the transfer of the Transferred Member Interests, (1) Red Lion, and the Purchaser will enter into the Amended and Restated Limited Liability Company Agreement for the Company, (2) Purchaser will cause the joinders to be executed as described in paragraph C above, and (3) Red Lion and the Persons executing such joinders shall execute a Reimbursement and Indemnity Agreement with regard to the Guaranties.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, agreements, covenants and conditions herein contained, and other good and valuable consideration, Red Lion and the Purchaser agree as follows:

ARTICLE I DEFINITIONS AND REFERENCES
Section 1.01 Definitions. As used herein, capitalized terms have the same meaning as set forth below and if used in this Agreement and not specifically defined herein shall have the meanings given in the Contribution Agreement:

Affiliate: With respect to a specific entity, any natural person or any firm, corporation, partnership, association, trust or other entity which, directly or indirectly, controls, or is under common control with, the subject entity, and with respect to any specific entity or person, any firm, corporation, partnership, association, trust or other entity which is controlled by the subject entity or person. For purposes hereof, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such entity or the power to veto major policy decision of any such entity, whether through the ownership of voting securities, by contract, or otherwise.

Agreement: This Agreement including the Exhibits and Schedules thereto.

Amended and Restated Operating Agreement: The Amended and Restated Operating Agreement of the Company in the form of Exhibit A, which will be entered into at Closing and amend and restate in its entirety and supersede the Original Operating Agreement.

Breaching Party: As defined in Section 4.01.

Closing: As defined in Section 6.01.

Closing Date: As defined in Section 6.01.

Company: As defined in the preamble.

Contribution Agreement: As defined in the Recitals.

Contribution Date: The date immediately preceding the Effective Date, on which all of the actions contemplated by the Contribution Agreement have been completed.

Contributor: As defined in the Contribution Agreement.

Effective Date:    As defined in the preamble, which shall be the date immediately following the Contribution Date.

Exhibits: The forms of agreements identified as “Exhibits” herein and listed at the end of this Agreement, including the executed versions thereof delivered in connection with Closing.

Franchise Agreements: Those certain agreements to be entered into with Franchisor for the franchise licensing of each of the Hotels.

Franchisor: Red Lion Hotels Franchising, Inc., a Washington corporation, which is an Affiliate of Seller.

Franchisor Approval: The approval or consent of the Franchisor for the Seller’s transfer of the Transferred Member Interests to Purchaser.

Guaranties: That certain Indemnity Guaranty, Environmental Indemnity Agreement and Completion Guaranty signed by Seller in connection with the Loan.

Legal Requirements: All laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements of all governments and governmental authorities having jurisdiction over the Hotels, and the operation thereof.

Lender: The lender, Pacific Western Bank, who has provided the Loan to the Company’s subsidiaries (namely, (i) RL Venture Holding LLC wholly-owned by the Company, and (ii) the twelve wholly-owned subsidiaries of RL Venture Holding).

Lender Approval: The Lender’s approval or consent for the transfer by Seller of the Transferred Member Interests to Purchaser.

Liens:    Any mortgage, deed of trust or other consensual lien, mechanic’s or any materialman’s lien, judgment lien, lien for delinquent real property taxes or assessments, other tax and statutory lien (other than the lien for non-delinquent real estate taxes and assessments or any lien arising out of any activity of the Company) that secures an obligation of Seller or the Contributing Entities and affects Seller’s or the Contributing Entities’ title to any of the Property.

Loan: That certain loan made by Lender on the Contribution Date to subsidiaries of the Company in the maximum principal amount of $80,000,000.

Losses: As defined in Section 14.01.

Manager: Red Lion Hotels Management, Inc., which is an Affiliate of Seller.

Member Interest: means the limited liability equity interest in the Company.

Obligations: All payments required to be made and all representations, warranties, covenants, agreements and commitments required to be performed under the provisions of this Agreement by Seller.

Original Operating Agreement: That certain Limited Liability Company Agreement dated October 29, 2014 for the Company and entered into by Seller as its sole member in connection with the formation of the Company.

Purchaser: As defined in the preamble.

Purchaser’s Conditions: As defined in Section 8.02.

Red Lion: Red Lion Hotels Corporation, a Washington corporation.

Related Agreements: This Member Interest Purchase Agreement, the Contribution Agreement and all ancillary agreements entered into between the Company and Purchaser related thereto or required thereby.

Schedules: The items and documents identified as “Schedules” herein.

Seller’s Conditions: As defined in Section 8.01.

Seller’s Knowledge and Known to Seller and like phrases: Any written notice received by any entity Seller or its subsidiaries, the current actual knowledge of any one or more of the following: Greg Mount (President and Chief Executive Officer of Red Lion Hotels Corporation), Julie Shiflett (Executive Vice President and Chief Financial Officer of Red Lion Hotels Corporation), Harry G. Sladich ((Executive Vice President, Hotel Operations and Sales), and Thomas McKeirnan (general counsel of Red Lion Hotels Corporation). Seller represents and warrants that the foregoing-named Persons are those individuals most appropriate to have the knowledge of the matters to which the representations and warranties being made by Seller relate.

Taxes: All taxes and other governmental charges of any kind whatsoever that may at any time be assessed or levied against or with respect to the Property, or any part thereof or any interest therein, including, without limitation, all general and special real estate taxes and assessments or taxes assessed specifically in whole or in part in substitution of general real estate taxes or assessments; any taxes levied upon or with respect to the revenue, income or profits of Seller from all or any part of the Property which, if not paid, will become a lien on all or any part of the Property, or a lien or charge on the rents, revenues or receipts therefrom; all Excise Taxes; all assessed ad valorem taxes; all utility and other charges incurred in the operation, maintenance, use, occupancy and upkeep of the Property and all assessments and other charges made by any governmental agency for improvements that may be secured by a lien on the Property.

Section 1.02 References. Except as otherwise specifically indicated, all references to Section and Subsection numbers refer to Sections and Subsections of this Agreement. References to Exhibits refer to the Exhibits as defined above, and references to Schedules refer to the Schedules as defined above. The words “hereby,” “hereof,” “herein,” “hereto,” “hereunder,” “hereinafter,” and words of similar import refer to this Agreement as a whole and not to any particular Section or Subsection hereof. The word “hereafter” shall mean after, and the term “heretofore” shall mean before, the date of this Agreement. Captions used herein are for convenience only and shall not be used to construe the meaning of any part of this Agreement. Time shall refer to the time in effect in Washington unless otherwise specified.

ARTICLE II

TRANSFER OF MEMBER INTEREST; WARRANTS

Section 2.01 Effective on the Closing Date, Red Lion shall transfer the Transferred Member Interest to the Purchaser, with the result that immediately thereafter Red Lion shall own fifty-five percent (55%) of the Member Interests in the Company and Purchaser shall own forty- five percent (45%) of the Member Interests in the Company.

Section 2.02 In consideration for structuring the Member as a joint venture between Red Lion and the Purchaser, at Closing Red Lion will award to Shelbourne Falcon RLHC Stock Investors LLC, a Delaware limited liability company and an Affiliate of the Purchaser, warrants for Shelbourne Falcon RLHC Stock Investors LLC to purchase, at any time within five (5) years after the date of this Agreement, 442,533 shares of Red Lion Hotels Corporation common voting stock.

ARTICLE III PURCHASE PRICE
Section 3.01 The purchase price for the Transferred Member Interest is Eighteen Million Four Hundred Fifty-Five Thousand Two Hundred and Fifty-Six Dollars ($18,455,256), which the Purchaser shall pay to Red Lion in immediately available U.S. funds at Closing.

ARTICLE IV CONFIDENTIALITY; TITLE
Section 4.01    Confidentiality.

(a)Each party shall ensure that all confidential information which such party or any of its respective officers, directors, employees, attorneys, agents, investment bankers, or accountants may now possess or may hereafter create or obtain relating to the financial condition, results of operations, manner of doing business, customer lists, contract vendees, business, properties, assets, liabilities, or future prospects of the other party, any affiliate of the other party, or any customer or supplier of such other party or any such affiliate shall not be published, disclosed, or made accessible by any of them to any other person or entity at any time or used by any of them, in each case without the prior written consent of the other party; provided, however, that the restrictions of this sentence shall not apply (1) as may otherwise be required or given by law (for example, this sentence shall not apply to any disclosures or notices made after the Effective Date in connection with the Company’s obtaining a new full liquor license or temporary liquor permit); (2) as may be necessary or appropriate in connection with the enforcement of this Agreement; (3) to the extent such information shall have otherwise become publicly available, or (4) as to the Company, to disclosure by or on its behalf to existing or prospective lenders or investors or to others whose consent may be required or desirable in connection with obtaining the financing or consents which are required or desirable to consummate the transactions contemplated herein; provided that such party has been advised that such information is confidential. Each party shall advise all persons and entities who received confidential data from it either to destroy or deliver to the other party all tangible evidence of such confidential information to which the restrictions of the foregoing sentence apply at such time as negotiations with respect to the transactions contemplated herein are terminated. In the event of any breach or intended breach by either party (the “Breaching Party”) of the terms of this Section 4.01, the Breaching Party agrees to the entry of an order restraining such Breaching Party from breaching this paragraph and such Breaching Party agrees to promptly reimburse the other party for its reasonable counsel fees and disbursements in connection with such action or proceeding enforcing this paragraph.

(b)The Purchaser acknowledges that Seller is a publicly traded company and this Agreement and any Exhibits and Schedules thereto may be disclosed to and filed with the Securities and Exchange Commission to the extent required by law as Seller determines in its reasonable discretion.

ARTICLE V REPRESENTATIONS AND WARRANTIES
Section 5.01 Representations and Warranties of Seller. Seller hereby makes to the Purchaser (for the benefit of the Purchaser) all of the same representations and warranties that the Contributor has made to the Company in the Contribution Agreement and all such representations and warranties are incorporated herein by reference as if they were set forth in their entirety herein. Purchaser shall have the exclusive right to cause the Company to enforce such representations and warranties against Seller. In addition to the exclusive right to cause the Company to enforce such representations and warranties against Seller, Purchaser shall also have the right to enforce all such representations and warranties directly against Seller. In addition to the foregoing, Seller hereby made the following representations and warranties:

(a)Due Organization, etc. The Company is duly formed, validly existing and in good standing as a limited liability company under the laws of the State of Delaware. This Agreement has been duly authorized by all requisite action on the part of Seller. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, except as otherwise expressly provided herein, do not require the consent or approval of any governmental authority, nor shall such execution and delivery result in a breach or Violation of any Legal Requirement, or constitute a default (or an event which with notice and passage of time or both will constitute a default) under any contract or agreement to which Seller or an Affiliate is a party or by which it or the Property is bound. This Agreement constitutes, and all other documents required by this Agreement to be executed by Seller shall constitute when so executed, the valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, moratorium.

(b)The Transferred Member Interests are not subject to any liens, charges, restrictive agreements, security interests and other encumbrances of any kind. There are no outstanding interests, equity interests, subscriptions, purchase rights, subscription rights, conversion rights, exchange rights, options, warrants, preemptive rights, rights of first refusal,

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rights of first offer, or other rights or other arrangements or commitments outstanding with respect to the Transferred Member Interests. The Transferred Member Interests are not subject to any voting trusts, proxies, or other agreements or understandings.

(c)Upon the Closing, the Purchaser will obtain good and valid title to the Transferred Member Interests assigned by such Seller free and clear of any liens, restrictions, claims, equities, options, charges, rights of first refusal, or encumbrances or other restrictions, and with no defects of title whatsoever, except restrictions on transfer and other rights contained in the Amended and Restated Operating Agreement and except for restrictions imposed by applicable state and federal securities laws.

(d)	Seller has not: (i) made a general assignment for the benefit of creditors;
(ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller’s creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of such Seller’s assets; (iv) suffered the attachment, or other judicial seizure of all, or substantially all, of Seller’s assets; (v) admitted in writing its inability to pay its debts as they come due; or (vi) made an offer of settlement, extension or compromise to its creditors generally.

(e)There are no taxes due and unpaid on the Transferred Member Interests and no transfer taxes shall be due and payable in connection with the transfer of the Transferred Member Interest to Purchaser.

(f)There are no actions, suits, or proceedings, pending or, to the knowledge of Seller, threatened against Seller affecting the ownership or the transfer of the Transferred Member Interests or any of Seller’s rights with respect to the Transferred Member Interests or which challenges or impairs the Assignor’s ability to execute, deliver or perform this Agreement, nor is Seller aware of any facts which to its knowledge might result in any action, suit or proceedings.

(g)Except for the Lender Approval and the Franchisor Approval, no consent or approval of any third party under any material agreement, material contract, material commitment, material understanding, order or judgment and no action of, filing with or notice to any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any state, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body under any law or order applicable to Seller is necessary or required for the execution and delivery of this Agreement by the Seller, the performance by the Seller of Seller’s obligations hereunder or the consummation of the transactions contemplated hereby. For purposes of this section “material” means any agreement, contract, commitment or understanding that is not cancellable on 30 days’ notice or causes a financial commitment in excess of $25,000 for the term of the agreement, contract, commitment or understanding.

(h)Except for that certain payment owed to CS Capital Advisors (which payment Seller is obligated to make), Seller has not incurred any obligation for any finders,’ brokers’ or agents’ fees or commissions or similar compensation in connection with the transactions contemplated hereby.

(i)Seller’s affiliate, Red Lions Hotels Management, Inc. has sufficient authority granted to it by the applicable governmental authorities as of the Closing Date for each of the operating subsidiaries of the Company (i.e. all subsidiaries except RL Venture Holding LLC) to sell spirits, beer and wine at each hotel owned by the wholly-owned subsidiaries of RL Venture Holding LLC.

Except as specifically set forth herein, Seller has not made and does not make or give any warranties or representations.

Section 5.02 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants the following to Seller:

(a)Authority. The Purchaser has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby pursuant to the terms and conditions hereof.

(b)No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, breach, result in a default under, or violate any commitment, document or instrument to which the Purchaser is a party or by which it is bound.

Except as specifically set forth herein, Purchaser has not made and does not make or give any warranties or representations.

Section 5.03 Restatement and Duration of Representations and Warranties. All representations and warranties contained in Section 5.01 and Section 5.02 shall be deemed restated on (and made as of) the Closing Date and shall survive the period of one (1) year from the Closing Date.

Section 5.04    As-Is Purchase/Disclaimer of Implied Representations or Warranties.

(a)AS-IS PURCHASE. THE PURCHASER ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT, EXCEPT AS EXPRESSLY PROVIDED IN Section
5.01 ABOVE OR IN THE EXHIBITS AND WITHOUT AFFECTING ANY OF THE OBLIGATIONS OF SELLER UNDER THIS AGREEMENT OR THE OBLIGATIONS OF THE SELLER UNDER THE CONTRIBUTION AGREEMENT: (I) ANY INFORMATION INCLUDING DOCUMENTS AND OTHER INFORMATION PROVIDED, SUPPLIED OR MADE AVAILABLE BY SELLER IS FURNISHED TO THE PURCHASER SOLELY AS A COURTESY; (II) THE INFORMATION IS PROVIDED, AND THE PROPERTY IS PURCHASED, ON AN AS-IS-WHERE-IS BASIS AND SELLER MAKES NO REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF CONDITION, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE AS TO THE INFORMATION OR THE PROPERTY (AS DEFINED IN THE CONTRIBUTION AGREEMENT); AND (III) NO REPRESENTATIONS, WHETHER WRITTEN OR ORAL, HAVE BEEN MADE BY SELLER, OR ITS AGENTS OR EMPLOYEES IN ORDER TO INDUCE THE COMPANY TO ENTER INTO THIS AGREEMENT.

(b)EXCEPT AS EXPRESSLY PROVIDED IN Section 5.01, AND WITHOUT AFFECTING ANY OF THE OBLIGATIONS OF SELLER UNDER THIS AGREEMENT OR THE OBLIGATIONS OF THE SELLER UNDER THE CONTRIBUTION AGREEMENT OR THE OBLIGATIONS OF THE SELLER UNDER THE AMENDED AND RESTATED OPERATING AGREEMENT, AS PART OF THE PURCHASER’S AGREEMENT TO ACCEPT THE TRANSFERRED MEMBERSHIP INTEREST IN COMPANY ON AN AS-IS-WHERE-IS BASIS, AND NOT AS A LIMITATION ON SUCH AGREEMENT, THE PURCHASER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES AND RELEASES ANY AND ALL ACTUAL OR POTENTIAL RIGHTS THE PURCHASER MIGHT HAVE REGARDING ANY FORM OF WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND OR TYPE, RELATING TO THE PROPERTY AND THE INFORMATION.

(c)RELEASE. WITH THE EXCEPTION OF: (I) SELLER’S DEFAULT, SELLER’S BREACH OF ANY REPRESENTATION OR WARRANTY OF SELLER, OR SELLER’S COVENANTS OR INDEMNIFICATION OBLIGATION SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN THE CONTRIBUTION AGREEMENT OR THE OBLIGATIONS OF THE SELLER UNDER THE AMENDED AND RESTATED OPERATING AGREEMENT, OR (II) ANY CLAIMS ARISING OUT OF SELLER’S FRAUD, THE PURCHASER, FOR ITSELF AND ITS AGENTS, AFFILIATES, SUCCESSORS AND ASSIGNS, HEREBY RELEASES AND FOREVER DISCHARGES SELLER AND THE COMPANY FROM AND AGAINST ANY AND ALL COST, LIABILITY OR DEMAND ARISING OUT OF OR RELATED TO THE PROPERTY WHICH THE PURCHASER HAS AT CLOSING OR MAY HAVE IN THE FUTURE.

THE PURCHASER HEREBY SPECIFICALLY ACKNOWLEDGES THAT THE PURCHASER HAS CAREFULLY REVIEWED THIS SUBSECTION AND DISCUSSED ITS IMPORT WITH LEGAL COUNSEL AND THAT THE PROVISIONS OF THIS SUBSECTION ARE A MATERIAL PART OF THE AGREEMENT AND OF THE CONSIDERATION GIVEN TO SELLER UNDER THE AGREEMENT.

ARTICLE VI CLOSING MATTERS
Section 6.01 Closing. The closing of the transaction contemplated hereby (the “Closing”) shall take place through the escrow established with the Title Company on the date immediately following the Contribution Date, but in any event not later than 5:00 PM, Seattle, Washington time on January 16, 2015 the “Closing Date”) and shall only be complete upon the completion of all actions related to the Contribution Agreement.

Section 6.02 Revenues and Expenses of the Company – Apportionments. All expenses related to the operation of the Property and all income from the Property, have been and shall continue to be those of the Company (subject to the allocations as between the Existing Company (as defined below) and the Reconstituted Company (as defined below) as provided in this Agreement and the Amended and Restated Operating Agreement of the Company). Notwithstanding the foregoing, the parties hereto acknowledge and agree that, for accounting and income tax purposes, all items of income and expense of Owner, as well as all other items of gain, loss, deduction or credit of Owner recognized on or prior to Closing will be allocated to the Seller in accordance with the terms of the Original Agreement (the “Existing Company”); and all such items of income, expense, gain, loss, deduction or credit of Company recognized after the date of Closing will be allocated to the Company as owned by Seller and Buyer as the members of the Company in accordance with the terms of the Amended and Restated Operating Agreement (the “Reconstituted Company”), with the Reconstituted Company treated as a partnership for federal income tax purposes. The provisions of this paragraph shall survive the Closing.

ARTICLE VII CLOSING DELIVERIES
Section 7.01    Seller’s Deliveries.    At Closing, Seller shall deliver, or cause to be delivered to the Purchaser:

(a)Evidence of the existence, organization and authority of the Company;

(b)Evidence of the authority of the persons executing this Agreement on behalf of the Seller;

(c)Amended and Restated Operating Agreement, executed on behalf of the Seller and the Company;

(d)Assignment and Assumption of Member Interests assigning to Purchaser the Member Interests, in form attached hereto as Exhibit “B” (the “Member Interests Assignment”), executed by Seller; and

(e)Foreign Investment in Real Property Tax Act affidavit(s) in the form attached hereto as Exhibit “C”, executed by Seller. If Seller fails to provide the necessary affidavit(s) and/or documentation of exemption on the Closing Date, Purchaser may proceed with withholding required by applicable law;

(f)Evidence of the Lender Consent and Franchisor Consent and, if applicable, the consent of Manager;

(g)Seller’s affidavits or similar certifications as may be reasonably and customarily required by the Title Company to issue to the Company a title insurance policy in accordance with the Contribution Agreement;

(h)Reimbursement and Indemnity Agreement in form attached hereto as Exhibit “D” (the “Reimbursement and Indemnity Agreement”) and

(i)such additional deliveries as may be required by this Agreement or any Exhibit attached hereto.

Section 7.02    The Purchaser’s Deliveries. At Closing, the Purchaser shall deliver, or cause to be delivered, to Seller (or in the case of Section 7.02(d), to Lender), the following,

(a)To Evidence of the authority of the persons executing this Agreement on behalf of Purchaser;

(b)	The Purchase Price;

Purchaser;

(c)	Amended and Restated Operating Agreement, executed on behalf of the

(d)Joinders (in form approved by the Lender) to that certain Indemnity Guaranty, Environmental Indemnity Agreement and Completion Guaranty signed by Seller in connection with the Loan;

(e)	Reimbursement and Indemnity Agreement; and

(f)such additional deliveries as may be required by this Agreement or any Exhibit attached hereto.

Section 7.03 Transactions. All documents or other deliveries required to be made by the Company or Seller at Closing are being delivered in accordance with the agreement of the parties as to the order of the transactions being completed on successive dates. However, it is understood and agreed that the closing on the sale and transfer of the Transferred Member Interest is to occur on the date immediately following the completion of all actions contemplated by the Contribution Agreement.

Section 7.04 Further Assurances. Seller and the Company will, at the Closing, or at any time or from time to time thereafter, upon request of either party, execute such additional instruments, documents or certificates as either party deems reasonably necessary in order to convey, assign and transfer the Transferred Member Interest to the Purchaser hereunder.

ARTICLE VIII CONDITIONS TO OBLIGATIONS
Section 8.01 Conditions to Seller’s Obligations. The obligation of Seller to close the transaction and deliver the documents and instruments required hereunder shall be subject to satisfaction in full of the following conditions (“Seller’s Conditions”) on or before the Closing Date:

(a)The Purchaser shall have performed on or before the Closing Date the obligations required to be performed by it on or before the Closing Date.

(b)The Purchaser shall have completed all the deliveries and actions required to be made by the Company under Section 7.02 and elsewhere in this Agreement.

(c)There shall be no material breach of any of the Purchaser’s representations, warranties and covenants set forth in this Agreement.

(d)There shall not then be any pending or, to the knowledge of the Purchaser, threatened litigation against the Seller or the Company which, if determined adversely, would restrain the consummation of any of the transactions referred to herein, or declare illegal, invalid or nonbinding any of the covenants or obligations of the Purchaser herein.

Seller’s Conditions are solely for the benefit of Seller and may be waived only by Seller. Any such waiver or waivers shall be in writing and shall be delivered to the Company. If any of Seller’s Conditions is not satisfied or has not been so waived by notice to the Company prior to the Closing Date, Seller shall give written notice to the Company describing the condition or conditions that have not been satisfied or waived and either Seller or the Company by notice to the other party shall be entitled to postpone the Closing Date by up to thirty (30) days in the aggregate for the purpose of attempting to satisfy such condition or conditions by delivering written notice on or before the then scheduled Closing Date. Nothing contained in this Agreement shall require the Company or Seller to postpone the Closing Date or to bring any suit or other proceeding or, except as otherwise expressly required by this Agreement, to pay any substantial sum, to satisfy any conditions to Closing.

Section 8.02 Conditions to the Purchaser’s Obligations. The obligation of the Purchaser to purchase the Transferred Member Interest and to close the transactions contemplated hereby is subject to satisfaction in full of each of the following conditions (“Purchaser’s Conditions”) on or before the Closing Date:

(a)All of the Seller’s obligations under the Contribution Agreement to be performed by Seller as a condition precedent to closing thereunder have been performed and closing under the Contribution Agreement has occurred on the date immediately preceding the Closing Date;

(b)The representations, warranties and agreements of Seller contained in Section 5.01 shall be true and accurate in all material respects on the Closing Date, as if made on such date.

(c)Seller shall have performed on or before the Closing Date the obligations required to be performed by it on or before the Closing Date.

(d)Seller shall have completed all the deliveries and actions required to be made by Seller under Section 7.01 and elsewhere in this Agreement.

(e)There shall not then be any pending or, to the knowledge of either the Company or Seller, threatened litigation against Seller which, if determined adversely, would restrain the consummation of any of the transactions referred to herein, or declare illegal, invalid or nonbinding any of the covenants or obligations of the Seller herein.

(f)The Lender Consent and Franchisor Consent have been received by the Seller and Purchaser.

Purchaser’s Conditions are solely for the benefit of the Purchaser and may be waived only by the Seller. Any such waiver or waivers shall be in writing and shall be delivered to Seller. If any of Purchaser’s Conditions is not satisfied or has not been so waived by the Seller prior to the Closing Date, the Purchaser shall give written notice to Seller describing the condition which has not been satisfied or waived and the Purchaser by notice to the other party shall be entitled to postpone the Closing Date by up to thirty (30) days in the aggregate for the purpose of attempting to obtain satisfaction of such condition or conditions by delivering written notice on or before the then scheduled Closing Date. Nothing contained in this Agreement shall require the Purchaser to postpone the Closing Date or to bring any suit or other proceedings or, except as otherwise expressly required by this Agreement, to pay any substantial sum to satisfy any of the Purchaser’s conditions.

ARTICLE IX ACKNOWLEDGEMENTS
Section 9.01 Hart-Scott-Rodino. Seller and the Company agree that The Hart-Scott- Rodino Antitrust Improvements Act of 1976, 15 U.S.C. §18(a) et. seq., as amended does not apply to the sale and transactions contemplated in this Agreement.

ARTICLE X INDEMNIFICATION
Section 10.01 Seller’s Indemnification. Seller hereby agrees to indemnify, hold harmless and defend the Purchaser from and against any and all loss, damage, claim, cost and expense and any other liability whatsoever, including, without limitation, reasonable accountants’ and attorneys’ fees, charges and costs (collectively, “Losses”), incurred by the Company by reason of (a) Seller’s breach of any representations or warranties of Seller contained in this Agreement (“Seller Rep Breaches”), (b) Seller’s breach of any covenants of Seller contained in this Agreement which survive the Closing, (c) failure to perform the obligations of Seller under the Related Agreements, or any other document delivered by Seller at Closing in accordance with Section 7 of this Agreement, and (d) any liability or obligation relating to the ownership of the Transferred Member Interest and attributable to the period prior to the date hereof.

Section 10.02 Intentionally Omitted.

Section 10.03 The Purchaser’s Indemnification. The Purchaser hereby agrees to indemnify, hold harmless and defend Seller from and against any and all loss, damage, claim, cost and expense and any other liability whatsoever, including, without limitation, reasonable accountants’ and attorneys’ fees, charges and costs incurred by Seller by reason of (a) the Purchaser’s breach of any representations or warranties of the Company contained in this Agreement (“Purchaser Rep Breaches”); (b) the Purchaser’s breach of any covenants of the Purchaser contained in this Agreement which survive the Closing, the failure to perform the obligation of Purchaser under the Related Agreements. The Purchaser’s representations and warranties shall terminate and be of no force and effect one (1) year after the Closing Date, except with respect to any Company Rep Breaches indemnity claims delivered to the Company prior to the termination date; and the foregoing Company indemnities shall terminate and be of no force and effect two (2) years after the Closing Date with respect to claims based on the Company’s failure to comply with a covenant in this Agreement which survives the Closing.

Section 10.04 Third Party Claims. If a claim by a third party is made against either of the indemnified parties, and if either of the indemnified parties intends to seek indemnity with respect thereto under this ARTICLE X, such indemnified party shall promptly notify the Company or Seller, as the case may be, of such claim. The indemnifying party shall have thirty
(30)days after receipt of the above-mentioned notice to undertake, conduct and control, through counsel of its own choosing (subject to the consent of the indemnified party, such consent not to be unreasonably withheld or delayed) and at its expense, the settlement or defense therefor, and the indemnified party shall cooperate with it in connection therewith; provided that: (a) the indemnifying party shall not thereby permit to exist any lien, encumbrance or other adverse charge upon any asset of any indemnified party; (b) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, provided that the fees and expenses of such counsel shall be borne by the indemnified party; and (c) the indemnifying party shall agree promptly to reimburse the indemnified party for the full amount of any loss resulting from such claim and all related expenses incurred by the indemnified party within the limits of this ARTICLE X. So long as the indemnifying party is reasonably contesting any such claim in good faith, the indemnified party shall not pay or settle any such claim. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any such claim, provided that in such event they shall waive any right to indemnity hereunder by the indemnifying party. If the indemnifying party does not notify the indemnified party within thirty days after receipt of the indemnified party’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the indemnified party shall have the right to contest, settle or compromise the claim in the exercise of its exclusive discretion at the expense of the indemnifying party.

ARTICLE XI NOTICES
Section 11.01 Notices. Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals and other communications (herein collectively called “Notices”) required or permitted to be given hereunder, or which are to be given with respect to this Agreement, shall be in writing and shall be personally delivered or sent by overnight express courier, prepaid for next morning delivery, or by electronic facsimile transmission (“Fax”) addressed to the party to be so notified as follows:

If intended for Seller, to:    Red Lion Hotels Corporation
W. 201 North River Drive Spokane, WA 99201 Fax: 509-325-7325
Attention: General Counsel

copies to:	Davis Wright Tremaine LLP 1201 Third Avenue, Suite 2200
Seattle, WA 98101-3045
Fax: (509) 325-7324
Attention: Matt LeMaster

If intended for the Purchaser, to:    Shelbourne Falcon RLHC Hotel Investors LLC
c/o Shelbourne Capital, LLC Suite 300
595 East Lancaster Avenue Radnor PA 19087
Fax: (610) 964-7609
Attention: Joseph L. Fox

copies to:	Duane Morris LLP 30 S. 17th Street
Philadelphia, PA 19103-4196
Fax: (215) 689-2481
Attention: David I. Haas

Notice mailed by regular, registered or certified mail shall not be permitted. Notice personally delivered shall be deemed received when delivered. Notice sent by overnight express courier for next morning delivery shall be deemed received by the addressee the next business day after mailing thereof upon proof of delivery by the overnight express courier. Notice by Fax transmission shall be deemed received on the day of transmission if transmission is completed before 5:30 pm recipient’s local time on a business day, and otherwise on the business day following the day of transmission; provided, however, that delivery by Fax shall be effective only if the Fax transmission is confirmed within one business day by duplicate notice delivered as otherwise provided herein. Time of completion of Fax transmission shall be established by a transmission confirmation log sheet generated by the sending machine. Either party may at any time change the address for notice to such party by delivering a Notice as aforesaid. Counsel may give any notices on behalf of its client.

ARTICLE XII ADDITIONAL COVENANTS
Section 12.01 Additional Covenants. In addition, the parties agree as follows:

(a)Expenses. The fees and expenses of Seller’s designated representatives, accountants and attorneys shall be borne by Seller, and the fees and expenses of the Purchaser’s designated representatives, accountants and attorneys shall be borne by the Purchaser. At Closing, the Seller and Buyer shall reconcile as between them such expenses incurred such that the Seller bears an aggregate 55% share of such combined expenses and Buyer bears a 45% share of such combined expenses.

(b)Brokerage. Except as set forth in Section 5.01(h), Seller and the Purchaser each hereby represent and warrant to the other that neither has dealt with any broker or finder in connection with the transaction contemplated hereby. Each of Seller and the Company hereby agrees to indemnify, defend and hold the other harmless against and from any and all manner of claims, liabilities, loss, damage, attorneys’ fees and expenses, incurred by either party and arising out of, or resulting from, any claim by any broker or finder in contravention of its representation and warranty herein contained.

(c)Construction. This Agreement shall not be construed more strictly against one party than against the other, merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both the Company and Seller have contributed substantially and materially to the preparation of this Agreement. As used in this Agreement, (i) each term defined in this Agreement has the meaning assigned to it, (ii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with U.S. Treasury Regulations, (iii) as the context may require, words in the singular include the plural and words in the plural include the singular, (iv) as the context may require, words in the masculine or neuter gender include the masculine, feminine and neuter genders, (v) except as the context may require, all references to Schedules or Exhibits refer to Schedules or Exhibits delivered herewith or attached hereto (each of which is deemed to be a part of this Agreement), (vi) all references to Sections or Articles refer to Sections or Articles of this Agreement, (vii) all references to “$” or “dollars” refer to U.S. dollars legal currency,
(viii) any amount to be paid in “$” or “dollars” shall be paid in U.S. dollars, (ix) “including” means “including without limitation”, and (x) the terms “herein”, “hereunder”, “hereby”, “hereto” and terms of similar import refer to this Agreement in its entirety, and not to any particular Article, Section, paragraph or subparagraph.

(d)Public Statement. Neither Seller nor the Purchaser shall make any press release or public statement or announcement concerning this Agreement or the transactions contemplated herein, without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.

(e)Exclusivity. Seller shall deal exclusively with the Purchaser with respect to the sale of the Transferred Member Interests, Seller shall not enter into an agreement to sell the Transferred Member Interests to any party other than the Purchaser and Seller shall not make any offer to sell or accept any offer to purchase the Transferred Member Interests.

(f)Acquisition Fee. On the date of Closing, Seller and Purchaser shall pay an acquisition fee in the total amount of $888,360 to Shelbourne Capital, LLC as follows: (i) Seller shall pay 55% of the acquisition fee; and (ii) Purchaser shall pay 45% of the acquisition fee..

ARTICLE XIII MISCELLANEOUS
Section 13.01 Successors and Assigns. This Agreement shall be binding upon the heirs, executors, administrators, and successors and assigns of Seller and the Purchaser; provided,

however, the Purchaser shall not assign the Purchaser’s rights and obligations hereunder to any party without the prior written consent of Seller, which consent may be withheld by Seller in its sole discretion. Any such assignment in violation of this provision shall be void. If Seller consents to an assignment, the assignment will not be effective against Seller until the Purchaser delivers to Seller a fully executed copy of the assignment instrument, which instrument must be reasonably satisfactory to Seller in both form and substance and pursuant to which the assignee assumes and agrees to perform for the benefit of Seller the obligations of the Company under this Agreement, and pursuant to which the assignee makes the warranties and representations required of the Purchaser under this Agreement; provided, however, that no such assignment shall relieve the assignor from primary liability for its obligations under this Agreement.

Section 13.02 Entire Agreement. This Agreement and the Related Agreements contain all of the covenants, conditions and agreements between the parties and shall supersede all prior correspondence, agreements and understandings, both oral and written.

Section 13.03 Disputes – Arbitration.

(a)For any dispute arising between the Purchaser and Seller under this Agreement, either party shall have the right to require that the dispute be resolved through a binding arbitration proceeding (an “Arbitration Proceeding”) conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association with expedited procedures in effect on the date thereof. The arbitrator shall have authority to award reasonable attorney’s fees for costs for any party to the arbitration. The arbitration hearing shall be conducted in Chicago, IL.

(b)The party desiring arbitration shall provide written notice to the other party (the “Arbitration Notice”) indicating (i) the matter in controversy and (ii) the name, contact information and professional resume of a Qualified Arbitrator (“Initial Arbitrator”) to arbitrate such matter in controversy. The party receiving the Arbitration Notice shall deliver to the other party, within ten (10) days of the receipt of the Arbitration Notice, written notice (“Second Arbitrator Notice”) of the name, contact information and professional resume of a second Qualified Arbitrator (“Second Arbitrator”) to arbitrate the matter in controversy set forth in the Arbitration Notice. The Initial Arbitrator and the Second Arbitrator shall, within ten (10) days after delivery of the Second Arbitrator Notice, agree, upon a Qualified Arbitrator (“Third Arbitrator”) and shall deliver written notice of the name, contact information and professional resume of the Third Arbitrator to each party simultaneously.

(c)In the event the Initial Arbitrator and the Second Arbitrator cannot agree on the Third Arbitrator or if such Arbitrator is unwilling to act as the Third Arbitrator, then any party may petition the AAA (or any successor body of similar function agreed upon by the parties) to appoint a Qualified Arbitrator to act as the Third Arbitrator within five (5) days of such petition.

(d)The Arbitration Proceedings shall commence ten (10) Business Days after the engagement or appointment of the third Arbitrator pursuant to this Section 24. Such Arbitration Proceedings shall be conducted in one (1) day until completion, each party shall have no more than a total of four (4) hours to present its case and to cross-examine or interrogate persons supplying information or documentation on behalf of the other party and the arbitrators shall

17

make a determination within ten (10) Business Days after conclusion of the Arbitration Proceeding.

(e)Each party shall sign all documents and do all other things necessary to submit any such matter to arbitration and agree to, and hereby do, waive any and all rights they or either of them may at any time have to revoke their agreement hereunder to submit to arbitration and to abide by the decision rendered thereunder.

(f)The costs and expenses of an Arbitration Proceeding and the arbitrators shall be shared equally by the parties, provided, however, each Member shall pay its own counsel and other professional fees and expenses with respect to such Arbitration Proceeding.

(g)The final decision and award in which any two of the arbitrators agree shall be in writing, shall be binding on the parties and shall be nonappealable, and counterpart copies thereof shall be delivered to the parties. A judgment or order based upon such award may be entered in any court of competent jurisdiction. All actions necessary to implement the decision of the arbitrators shall be undertaken as soon as possible, but in no event later than five (5) Business Days after the rendering of such decision.

(h)For purposes of this Section 13.03, a “Qualified Arbitrator” shall mean an individual (i) having at least ten (10) years of professional experience with matters like that which is subject matter of the dispute being submitted to arbitration, and (ii) is neutral and shall have had no prior notice, information or discussions concerning the dispute and, at such time or for the previous ten (10) years, shall not have been employed by or associated with or agent of any party or any Affiliate of either of them.

Section 13.04 Governing Law. This Agreement shall be governed in all respects by and construed in accordance with the laws of the State of Delaware.

Section 13.05 Further Assurances. Seller or the Company shall promptly perform, execute and deliver or cause to be performed, executed and/or delivered at or after Closing any and all acts, deeds and assurances as either party or the Escrow Agent may reasonably require in order to carry out the intent and purpose of this Agreement.

Section 13.06 Amendment. This Agreement cannot be changed, amended, supplemented or terminated orally.

Section 13.07 Counterparts. This Agreement may be executed in one (1) or more counterparts, and all the counterparts shall constitute but one and the same agreement, notwithstanding that all parties hereto are not signatory to the same or original counterpart. This Agreement may be executed and delivered by telecopy, pdf or similar electronic transmittal which shall be deemed an original if sent in accordance with the terms of Section 11.01 regarding Notices.

Section 13.08 Nonwaiver. Unless otherwise expressly provided herein, no waiver by Seller or the Company of any provision hereof shall be deemed to have been made if such waiver is made orally. No delay or omission in the exercise of any right or remedy accruing to Seller or the Company upon any breach under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by Seller or the Company of any breach of any term, covenant or condition herein stated shall not be deemed to be a waiver of any other term, covenant or condition. All rights or remedies afforded to Seller or the Company hereunder or by law shall be cumulative and not alternative, and the exercise of one right or remedy shall not bar other rights or remedies allowed herein or by law.

Section 13.09 Captions. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement.

Section 13.10 Exhibits. All Exhibits attached hereto shall be incorporated herein by reference as if set out herein in full.

Section 13.11 Survival. To the extent required for its proper effect and subject to ARTICLE X, each provision of this Agreement shall survive Closing, regardless of whether this Agreement specifically provides for its survival, and shall not be deemed merged into any other documents delivered at Closing.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed, all as of the day and year first above written.

SELLER:

Red Lion Hotels Corporation,
a Washington corporation

By:    /s/ Thomas L. McKeirnan_
Name: Thomas L. McKeirnan

Title:

Executive Vice President

PURCHASER:

Shelboume Falcon RLHC Hotel Investors LLC,
a Delaware limited liability company

By:    /s/ John L. Fox_
Name: John L. Fox
Title: President

EXHIBITS

Exhibit A Exhibit B Exhibit C Exhibit D

Amended and Restated Operating Agreement Member Interests Assignment
FIRPTA Affidavit
Reimbursement and Indemnity Agreement

EXHIBIT A

AMENDED AND RESTATED OPERATING AGREEMENT

[to be attached]

FINAL

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

RL VENTURE LLC

THE INTERESTS ACQUIRED PURSUANT TO THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS THEY HAVE BEEN REGISTERED UNDER SAID ACT OR UNLESS REGISTRATION UNDER SAID ACT IS NOT REQUIRED. THERE ARE SUBSTANTIAL RESTRICTIONS ON TRANSFER CONTAINED IN THIS AGREEMENT.

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF

RL VENTURE LLC

TABLE OF CONTENTS

Page

1.	DEFINITIONS 1

1.1	Act 2

1.2	Additional Capital 2

1.3	Additional Capital Contribution Notice 2

1.4	Additional Capital Contribution 2

1.5	Adjusted Capital Account Deficit 2

1.6	Affiliates 2

1.7	Agreement 2

1.8	Applicable Law 2

1.9	Approved Budget 2

1.10	Approved Business Plan 2

1.11	Approved by the Board, Approval of the Board, Consent of the Board,
Etc.3

1.12	Arbitration Notice 3

1.13	Arbitration Proceeding 3

1.14	Bankruptcy 3

1.15	Board 3

1.16	Budget 3

1.17	Business Day 3

1.18	Business Plan 3

1.19	Buy/Sell 4

1.20	Buy-Sell Lockout Date 4

1.21	Buy-Sell Lockout Period 4

1.22	Buy/Sell Notice 4

1.23	Buying Member 4

1.24	Capital Account 4

1.25	Capital Contribution 4

1.26	Cash Reserves 4

1.27	Certificate of Formation 4

1.28	Closing 4

1.29	Code 5

1.30	Company 5

1.31	Company Minimum Gain 5

1.32	Company Acceptance Period 5

1.33	Company Removal Event 5

1.34	Competitive Set 5

1.35	Contribution Agreement 5

1.36	Contribution Date 5

1.37	Contribution Default 5

1.38	Contribution Funding 5

1.39	Control or control 5

1.40	CS 5

1.41	CS Loan 5

1.42	Cumulative Income Tax Liability 5

1.43	Delinquent Member 6

1.44	Depreciation 6

1.45	Director 7

1.46	Dissolution Event 7

1.47	Distributable Cash 7

1.48	Distribution 7

1.49	Effective Date 7

1.50	Election Date 7

1.51	Exchange 7

1.52	FF&E 7

1.53	Final Distribution 7

1.54	Fiscal Year 7

1.55	Former Member 8

1.56	Reserved 8

1.57	Reserved 8

1.58	Gross Asset Value 8

1.59	Holdco 9

1.60	including 9

1.61	Indemnitee 9

1.62	Initial Arbitrator 9

1.63	Initial Capital 9

1.64	Initiating Member 9

1.65	Major Decision 9

1.66	Majority In Interest of the Members 9

1.67	Management Company 9

1.68	Management Contract 9

1.69	Managing Member 9

1.70	Material Contract 9

1.71	Member 10

1.72	Member Interest 10

1.73	Member Interest Purchase Agreement 10

1.74	Member Nonrecourse Deductions 10

1.75	Net Operating Income 10

1.76	Net Profits and Net Losses 10

1.77	New Hotel Equity ROFO 11

1.78	New Hotel Equity ROFO Period 11

1.79	Non-Delinquent Member 11

1.80	Nonrecourse Deductions 11

1.81	OFAC List 11

1.82	Offer 12

1.83	Operating Period 12

1.84	Original Operating Agreement 12

1.85	Other Member 12

1.86	Owner 12

1.87	Partially Adjusted Capital Account 12

1.88	Participation Percentage 12

1.89	Percentage Adjustment 12

1.90	Performance Test 12

1.91	Person 12

1.92	Professional Independent Director 12

1.93	Properties; Property 13

1.94	Purchase Price 13

1.95	Qualified Arbitrator 13

1.96	Receiving Member 13

1.97	Receiving Member Notice 13

1.98	Regulations 13

1.99	Removal Date 13

1.100	Removal Notice 13

1.101	Removing Member 13

1.102	Remaining Member 13

1.103	RevPAR 13

1.104	RLH Management 13

1.105	RLH Member 13

1.106	“RLHC Senior Management” 13

1.107	ROFO Initiating Member 14

1.108	ROFO Non-Initiating Member 14

1.109	ROFO Offer 14

1.110	ROFO Offered Interests 14

1.111	ROFO Response Period 14

1.112	ROFO Sale Notice 14

1.113	ROFO Sale Notice 14

1.114	Second Arbitrator 14

1.115	Second Arbitrator Notice 14

1.116	Selling Member 14

1.117	Shelbourne Capital 14

1.118	Shelbourne Member 14

1.119	Special Director 14

1.120	Successor 14

1.121	Target Capital Account 14

1.122	Target Final Balance 15

1.123	Tax Authority 15

1.124	Tax Distribution 15

1.125	Tax Matters Partner 15

1.126	Tax Payment Loan 15

1.127	Testing Period 15

1.128	Third Arbitrator 15

1.129	Total Price 15

1.130	Termination Event 15

1.131	Termination Event Notice 15

1.132	Transfer 15

1.133	Transfer Offer 15

1.134	Transfer Sale Period 15

1.135	Unresolved Deadlock 15

1.136	Unreturned Capital Contributions Account 16

1.137	Withholding Tax Act 16

2.	FORMATION OF LIMITED LIABILITY COMPANY 16

3.	NAME AND PLACE OF BUSINESS 16

3.1	Name 16

3.2	Principal Place of Business 16

4.	PURPOSE 16

5.	TERM OF COMPANY; RECORDINGS; AGENT FOR SERVICE OF
PROCESS16

5.1	Term 16

5.2	Qualification 16

5.3	Agent for Service of Process 16

6.	CAPITAL CONTRIBUTIONS AND LOANS 17

6.1	Initial Capital Contributions 17

6.2	Additional Capital Contributions or Loans 17

6.3	Required Additional Capital Contributions 17

6.4	Failure to Contribute Additional Capital 17

6.5	Interest on Capital Contributions 19

6.6	Return of Capital Contributions 19

6.7	Loans By a Member 19

6.8	Withholding 19

6.9	Intentionally Omitted 20

6.10	Capital Accounts 20

7.	ALLOCATIONS 21

7.1	Allocation of Net Profits and Net Losses 21

7.2	Special / Regulatory Allocation 21

7.3	Curative Allocations 23

7.4	Tax Allocations 23

7.5	Allocation in Event of Transfer 24

7.6	Allocation of Tax Credits 24

7.7	Allocations of Tax Items 24

8.	DISTRIBUTIONS AND FEES 24

8.1	Distribution of Distributable Cash 24

8.2	To Whom Distributions Are Made 25

8.3	Tax Distributions 25

8.4	Withholding Obligations 25

8.5	Fees 26

8.6	Right of Setoff 26

8.7	Right of First Offer on Equity Capital for Additional Hotels 27

8.8	Termination Fees. 28

9.	MANAGEMENT 29

9.1	General Management 29

9.2	Powers of the Board; Major Decisions 30

9.3	Resignation or Removal of the Managing Member 36

9.4	RLH Member Listing 38

9.5	Special Rules for Owners 39

9.6	Deadlocks; Buy/Sell 39

9.7	Conflict of Interest 41

9.8	Member Approval 41

9.9	Execution of Documents 42

9.10	Liability/Indemnification 42

9.11	Compensation of the Directors and the Managing Member 43

9.12	No Withdrawal of Members 43

9.13	Umbrella Insurance To Be Maintained by RLH Member 43

10.	RESTRICTIONS ON TRANSFER; NEW MEMBERS 43

10.1	Limitations on Transfers 43

10.2	Excluded Transfers 44

10.3	Right of First Offer for Member Interests 44

10.4	Title 45

10.5	No Dissolution 45

10.6	New Members 45

11.	PURCHASE OF MEMBER’S INTEREST UPON BANKRUPTCY OF A
MEMBER45

11.1	Rights to Purchase Upon Bankruptcy of a Member 45

11.2	Right to Purchase Former Member’s Member Interest by Company and/or
Other Member45

11.3	Purchase Price 46

11.4	Payment of Purchase Price 46

11.5	Closing of Purchase of Former Member’s Interest 46

12.	DISSOLUTION AND WINDING UP OF THE COMPANY 47

12.1	Dissolution of Company 47

12.2	Winding Up of the Company 47

12.3	Right To Receive Property 47

12.4	Target Final Balance 47

13.	BOOKS AND RECORDS; EXPENSES 48

13.1	Books of Account 48

13.2	Accounting and Reports 48

13.3	Banking 48

13.4	Accountants 48

13.5	Expenses of Company 48

14.	ADJUSTMENT OF BASIS ELECTION 49

15.	WAIVER OF ACTION FOR PARTITION 49

16.	AMENDMENTS 49

17.	EQUITABLE RELIEF 49

18.	NOTICES 49

19.	LEGAL REPRESENTATION 49

20.	ATTORNEYS’ FEES 50

21.	INDEPENDENT ACTIVITIES OF MEMBERS 50

22.	INVESTMENT REPRESENTATIONS OF THE MEMBERS 50

22.1	Risks of Investment 50

22.2	Income Tax Matters 50

22.3	Securities Matters 50

23.	SPECIAL OFAC PROVISIONS; OTHER SPECIAL PROVISIONS. 51

23.1	No Illegal Activity as Source of Funds 51

23.2	Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws 51

23.3	Requirements of Law 52

23.4	Special Investment Company Provisions 52

23.5	Representations Regarding ERISA 52

24.	DISPUTES – ARBITRATION 52

24.1	Arbitration 52

25.	MISCELLANEOUS 53

25.1	Applicable Law 53

25.2	Severability 53

25.3	Further Assurances 53

25.4	Successors and Assigns 54

25.5	Number and Gender 54

25.6	Entire Agreement; Amendments 54

25.7	Waiver 54

25.8	Counterparts 54

25.9	Interpretation 54

25.10	Parties in Interest 54

25.11	No Authority 55

Exhibits:

A - List of Members (names and addresses), Participation Percentages and Capital Contributions as of the Effective Date
B - Initial Directors
C - List of the Properties

Schedule 9.2.7 Competitive Sets for the Properties

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
RL VENTURE LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY
AGREEMENT OF RL VENTURE LLC (this “Agreement”) is made and entered into as of January 16, 2015 (the “Effective Date”), by and between the persons and/or entities listed on Exhibit A (such persons and/or entities listed on Exhibit A shall be referred to collectively as the “Members” and individually as a “Member”).

Background

A.On September 4, 2014, the RLH Member caused to be filed a Certificate of Formation for RL Venture LLC (the “Company”), a limited liability company formed under the laws of the State of Delaware, which was subsequently amended to effect a name change.

B.As sole member of the Company, the RLH Member executed a Limited Liability Company Agreement dated as of October 17, 2014 (the “Original Operating Agreement”) for the Company.

C.During the period commencing with the formation of the Company through the date immediately preceding the Effective Date, the Company has at all times been disregarded as separate from the RLH Member solely for federal and applicable state and local income tax purposes.

C.Simultaneously with the execution of this Agreement, the RLH Member sold forty-five percent (45%) of its Member Interest to the Shelbourne Member pursuant to that certain Member Interest Purchase Agreement dated as of even date herewith and as amended (the “Member Interest Purchase Agreement”), in a transaction the federal income tax consequences of which are governed by Revenue Ruling 99-5, 1999-1 CB 434, Situation 1.

D.The Members now desire to enter into this Agreement, inter alia, to reflect the admission of the Shelbourne Member as a Member and to amend and restate the Original Operating Agreement in its entirety as provided herein.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained and other valuable consideration, the parties agree as follows:

1.DEFINITIONS. When used in this Agreement, the following terms shall have the meanings set forth below:

1.1    Act. “Act” means the Delaware Limited Liability Company Act, 6 Del. Code §§ 18-101 et. seq., as such act may from time to time be amended, including any successor statute.

1.2    Additional Capital. “Additional Capital” means capital of the Company in excess of the Initial Capital.

1.3    Additional Capital Contribution Notice. “Additional Capital Contribution Notice” has the meaning set forth in Section 6.3.

1.4    Additional Capital Contribution. “Additional Capital Contribution” means the amount of Additional Capital contributed to the Company by the Members in proportion to their respective Participation Percentages in response to a Major Decision approved by the Board calling for Additional Capital pursuant to Section 6.3.

1.5    Adjusted Capital Account Deficit. “Adjusted Capital Account Deficit” means for each Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year or other relevant period, after giving effect to the following adjustments:

(a)    Credit to such Capital Account any amounts that such Member is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentences in Treasury Regulation §§ 1.704-2(g)(1) and 1.704-2(i)(5); and

(b)    Debit to such Capital Account the items described in Treasury Regulation §§ 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

1.6    Affiliates. “Affiliates” of a Member means Persons controlled by, controlling or under common control with such Member.

1.7    Agreement. “Agreement” means this Amended and Restated Limited Liability Company Agreement.

1.8    Applicable Law. “Applicable Law” means any law, regulation, ordinance, code, decree, treaty, ruling or determination of an arbitrator, court or other governmental or quasi-governmental authority, or any executive order issued by the President of the United States, in each case applicable to or binding upon such Person or to which such Person, any of its property or the conduct of its business is subject including laws, ordinances and regulations pertaining to the zoning, use, occupancy or subdivision of real property.

1.9    Approved Budget. “Approved Budget” means (as to the Company, any one or more of the Owners, or any one or more of the Properties) a Budget (for operating expenses and/or capital expenses) that has been approved by the Board as a Major Decision pursuant to Section 9.2.

1.10    Approved Business Plan. “Approved Business Plan” means a Business Plan approved by the Board as a Major Decision pursuant to Section 9.2.

1.11    Approved by the Board, Approval of the Board, Consent of the Board, Etc.. “Approved by the Board”, “approval of the Board”, “consent of the Board” or a similar phrase to that effect means approval or consent of the Board by a majority of the votes of all of the Directors, except that Major Decisions shall require the approval or consent of two-thirds (2/3) of all of the Directors.

1.12    Arbitration Notice. “Arbitration Notice” has the meaning given in Section 24.1.1.

1.13    Arbitration Proceeding. “Arbitration Proceeding” has the meaning given in Section 24.1.1.

1.14	Bankruptcy. “Bankruptcy” means:

(a)    The commencement of any voluntary proceedings under federal or state bankruptcy or insolvency laws or filing for reorganization or for the appointment of a receiver or trustee of all (or a material portion) of the Person’s property;

(b)    The failure to terminate any involuntary proceeding under federal or state bankruptcy laws within thirty (30) days after the commencement thereof;

(c)	A general assignment for the benefit of creditors; or

(d)    The issuance of a charging order against the interest of any person without the removal thereof within thirty (30) days after issuance.

1.15    Board. “Board” means, collectively, the Directors chosen by the Members in accordance with Section 9.1.1 to oversee the operation of the Company and to consider and act on those matters that this Agreement specifies shall require the approval or consent of the Board (including any Major Decisions). The initial Directors are listed on Exhibit B.

1.16    Budget. “Budget” means a budget (either for a year or such other time period as is approved by the Board as a Major Decision) for operating expenses and/or capital expenses for the Company and/or for any one or more Owners or Properties (including amounts for the Company’s contributions to the capital of an Owner for the costs, expenses and liabilities of the Owner).

1.17     Business Day. “Business Day” or “business day” means every day other than Saturdays, Sundays, all days observed by the federal or New York State government as legal holidays and all days on which commercial banks in New York State are required by law to be closed. Any reference in this Agreement to a "day" or a number of "days" (other than references to a "Business Day" or "Business Days") means a calendar day or calendar days.

1.18    Business Plan. “Business Plan” means a plan (including a Budget) for operation of the Company, the Owners, the Properties or the improvements for the Properties.

1.19	Buy/Sell. “Buy/Sell” has the meaning set forth in Section 9.6.1.

1.20     Buy-Sell Lockout Date. “Buy-Sell Lockout Date” means the date that is the third (3rd) anniversary of the Effective Date.
1.21    Buy-Sell Lockout Period. “Buy-Sell Lockout Period” means the period of time commencing on the Effective Date of this Agreement and ending on the Buy-Sell Lockout Date.

Section 9.6.2.

1.22	Buy/Sell Notice. “Buy/Sell Notice” has the meaning set forth in

Section 9.6.5.

1.23	Buying Member. “Buying Member” has the meaning given in

1.24    Capital Account. “Capital Account” means an account established for each Member and determined in accordance with Section 1.704-1(b) of the Regulations. The Capital Accounts shall be adjusted in order to reflect allocations of depreciation, amortization, and gain and loss as computed for book purposes. Upon the Transfer of the Member Interest of any Member, the Capital Account of the transferor Member shall carry over to the transferee Member.

1.25    Capital Contribution. “Capital Contribution” means any money or the Gross Asset Value of any other property which a Member contributes as capital to the Company in that Member’s capacity as a Member pursuant to this Agreement (net of any liabilities assumed by the Company in connection with the contribution or to which the contributed property is subject). Notwithstanding anything to the contrary contained in this Agreement, including the transactions described in Section 6.1.1, the Members hereby agree that the Capital Contributions of the Members as of the Effective Date are as set forth on Exhibit A, which such Exhibit A shall be amended from time to time to take into account Additional Capital Contributions by one or more of the Members.

1.26    Cash Reserves. “Cash Reserves” means such amounts as may be reasonably estimated by the Managing Member (and approved by the Board in an Approved Budget or otherwise as a Major Decision) for payment of costs, expenses and liabilities incident to the business of the Company (including amounts for contributions to the capital of any Owner for the costs, expenses and liabilities of any Owner) and for which the cash to make such payments will not, in the reasonable discretion of the Managing Member, be expected to be available to the Company (or, or as applicable, an Owner) at or about the time such payments are required to be made, and which therefore, in the reasonable opinion of the Managing Member, require that cash be set aside periodically to for such payments.

1.27    Certificate of Formation. “Certificate of Formation” means the Certificate of Formation filed with the Delaware Secretary of State (“Delaware Secretary”) for the purpose of forming the Company.

1.28	Closing. “Closing” has the meaning given in Section 11.5.

1.29    Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.30    Company. “Company” means RL Venture LLC, a Delaware limited liability company.

1.31    Company Minimum Gain. “Company Minimum Gain” means “partnership minimum gain,” as defined in the Regulations promulgated under Section 704(b) of the Code.

1.32    Company Acceptance Period. “Company Acceptance Period” has the meaning given in Section 11.2.

1.33    Company Removal Event. “Company Removal Event” has the meaning given in Section 9.3.

1.34    Competitive Set. “Competitive Set” has the meaning given in Section 9.2.7(c).

1.35    Contribution Agreement. “Contribution Agreement” means that certain Asset Contribution Agreement between the Company and the RLH Member dated January 15, 2015.

1.36    Contribution Date. “Contribution Date” means the date immediately preceding the Effective Date.

1.37    Contribution Default. “Contribution Default” has the meaning set forth in Section 6.4.1.

1.38    Contribution Funding. “Contribution Funding” means the obligation of the Company to the RLH Member in the amount of Forty Eight Million Seven Hundred Eighty- Seven Thousand Three Hundred Fifty-Two Dollars ($48,787,352) which is being paid on the date of Closing in accordance with the Contribution Agreement.

1.39    Control or control. “Control “or “control”(or other formulation thereof such as “controlled” or “controlling”) means a direct or indirect ownership interest of more than fifty percent (50%) in value of another entity, or more than fifty percent (50%) of the voting interests of a Person, or the ability to direct the management and policies of such Person, whether by ownership, contract or otherwise.

1.40	CS. “CS” means CapitalSource, a division of Pacific Western Bank.

1.41	CS Loan. “CS Loan” has the meaning set forth in Section 6.1.1.

1.42    Cumulative Income Tax Liability. Cumulative Income Tax Liability” means, with respect to a Member as of the end of a particular Fiscal Year or other relevant period, the sum of the following amounts:

(a)    the product of (i) the total amount of the Company’s “net capital gains”, dividends that constitute “qualifying dividend income” subject to taxation at long-term capital gains rates in accordance with Section 1(h)(11) of the Code and other items of income and gain subject to United States federal taxation as long-term capital gain that has been allocated to the Member for the current and all prior Fiscal Years or other relevant periods, multiplied by (ii) the combined maximum United States federal, state and local marginal income tax rate applicable to long-term capital gains recognized by an individual residing in New York, NY (taking into consideration the deductibility of state and local income taxes for federal income tax purposes), with such rate for such current and any prior Fiscal Year or other relevant period being multiplied by the amount referred to in clause (i) for such current and any such prior Fiscal Year or other relevant period, plus

(b)    the product of (i) the total amount of the Company’s net ordinary income (including depreciation recapture) and other items of income and gain subject to United States federal taxation as “ordinary income” or short-term capital gain that has been allocated to the Member for the current and all prior Fiscal Years or other relevant periods, multiplied by (ii) the combined maximum United States federal, state and local marginal income tax rate applicable to ordinary income or short-term capital gain of an individual residing in New York, NY(taking into consideration the deductibility of state and local income taxes for federal income tax purposes), with such rate for such current and any prior Fiscal Year or other relevant period being multiplied by the amount referred to in clause (i) for such current and any such prior Fiscal Year or other relevant period.

The computation of the amounts under clause (i) of paragraph (a) of this definition and the amounts under clause (i) of paragraph (b) of this definition shall take into account (i.e., shall be net of) any, respectively, prior Company losses subject to United States federal taxation as capital losses or Company losses and deductions subject to United States federal taxation as deductions and ordinary losses allocated to the Member and not previously taken into account or otherwise reflected in any of the amounts referred to under such clause (i) of paragraph (a) or such clause (i) of paragraph (b) of this definition.

1.43    Delinquent Member. “Delinquent Member” has the meaning given in Section 6.4.1 of this Agreement.

1.44    Depreciation. “Depreciation” means, for each Fiscal Year or other relevant period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period for federal income tax purposes, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

1.45    Director. “Director” means any person chosen by the Members to serve on the Board in accordance with Section 9.1.1. The initial Directors are set forth on Exhibit B to this Agreement.

1.46    Dissolution Event “Dissolution Event” has the meaning set forth in Section 12.1 hereof.

1.47    Distributable Cash. “Distributable Cash” means for any period the total cash gross receipts of the Company from all sources (including amounts of cash distributed directly or indirectly to the Company by any Owner) minus (i) amounts allotted to any Cash Reserves established by the Managing Member in accordance with the applicable Approved Budget or as otherwise approved by the Board as a Major Decision for contemplated needs of the Company (including amounts that may be required for contributions by the Company of capital to any Owner for any of the Properties), and (ii) all out-of-pocket cash expenditures of the Company, including expenditures for legal and accounting costs, duplicating services, postage and other expenses properly chargeable to the Company and incurred by the Company, but excluding any expenditures made from Cash Reserves previously established. Cash expenditures of the Company shall not include any overhead of the Managing Member or any of its Affiliates or of any Person in which a Member or an Affiliate of a Member has directly or indirectly an ownership interest (except to the extent such overhead is included in (a) fees paid to the Management Company under a Management Contract, (b) fees described in Section 8.5, or (c) fees paid to any such Person pursuant to a contract approved by the Board as a Major Decision. Distributable Cash shall include any amounts that, although previously set aside by the Managing Member as Cash Reserves, are reasonably determined by the Managing Member with approval of the Board as no longer required by the Company.

1.48    Distribution. “Distribution” means any cash, or the fair market value of any other property, distributed (or deemed distributed) by the Company to a Member (including Distributable Cash and Tax Distributions), excluding (i) reimbursement of Company expenses, or (ii) payment with respect to an indemnification obligation of the Company to such Member, or
(iii) or repayment of principal or interest on any Member Loans.

1.49    Effective Date. “Effective Date” has the meaning given in the opening paragraph of this Agreement.

1.50	Election Date. “Election Date” has the meaning given in Section 9.6.5.

1.51	Exchange. “Exchange” has the meaning given in Section 9.4.

1.52	FF&E. “FF&E” means furniture, fixtures and equipment.

1.53    Final Distribution. “Final Distribution” has the meaning given in Section 12.2(e).

1.54	Fiscal Year. “Fiscal Year” means the calendar year.

Section 11.1.

1.55	Former Member. “Former Member” has the meaning given in

1.56	Reserved.

1.57	Reserved.

1.58    Gross Asset Value. “Gross Asset Value” means for any asset the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)    The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset on the date of contribution, as determined by the contributing Member and approved by the Board as a Major Decision. The Members agree that the Gross Asset Value of the assets contributed by the RLH Member under the terms of the Contribution Agreement is Eighty-Nine Million Eight Hundred Thirty-Six Thousand Three Hundred Ninety-Eight Dollars ($89,836,398).

(b)    The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Board as a Major Decision, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution if any Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company if any Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company; and (iii) the liquidation of the Company within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g).

(c)    The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution, as approved by the Board as a Major Decision.

(d)    The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustment to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704- 1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph to the extent the Board determines as a Major Decision that an adjustment pursuant to subparagraph (b) of this Section is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph.

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraphs (a), (b) or (d) of this Section, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

1.59    Holdco. “Holdco” means RL Venture Holding LLC, a Delaware limited liability company wholly-owned by the Company.

1.60	including. “including” means including without limitation.

1.61	Indemnitee. “Indemnitee” has the meaning given in Section 9.10.1.

1.62    Initial Arbitrator. “Initial Arbitrator” has the meaning given in Section 24.1.1.

1.63    Initial Capital. “Initial Capital” means the aggregate amount of Capital Contributions stated on Exhibit A which the Members, in the aggregate, have made, are deemed to have made, or are making on the date hereof to the Company.

Section 9.6.1.

1.64	Initiating Member. “Initiating Member” has the meaning given in

1.65    Major Decision. “Major Decision” means any of the decisions that are listed in Section 9.1 or otherwise so identified in this Agreement.

1.66    Majority In Interest of the Members. “Majority In Interest of the Members” means those Members owning more than fifty percent (50%) of the Participation Percentages of all Members.

1.67    Management Company. “Management Company” means Red Lion Hotels Management, Inc. or such other entity designated by the Managing Member to serve as the manager for the Properties and whose designation as the Managing Company is approved by the Board as a Major Decision.

1.68    Management Contract. “Management Contract” means a Management Agreement for each Property between the Management Company and the Owner of the Property.

1.69    Managing Member. “Managing Member” means the RLH Member or in the event that the RLH Member resigns or is removed in accordance with Section 9.3, such other Member who is designated by the Board as a Major Decision as replacement for the RLH Member to serve as Managing Member.

1.70    Material Contract. “Material Contract” means any contract or agreement to which the Company or any Owner is a party which (a) is with any Member or Affiliate of a Member; or (b) requires payment by the Company or any Owner of amounts in excess of
$25,000 in the aggregate for such contract over the term of the contract and has a term in excess of one (1) year unless it is terminable by the Company or Owner, as applicable, at any time and without penalty upon no more than thirty (30) days’ notice to the Company or any Owner, as applicable; or (c) requires payment by the Company or any Owner of amounts in excess of
$25,000 in the aggregate for such contract in any calendar year, unless such payments have been included in an Approved Budget; or (d) requires payments by the Company or any Owner in excess of $100,000 over the life of the contract, regardless of whether the payments have been included in an Approved Budget.

1.71    Member. “Member” means any person or entity admitted to the Company as a member in accordance with this Agreement, or a person or entity who has been admitted as a member pursuant to applicable law. The Members of the Company and their respective Participation Percentages shall be reflected on Exhibit A attached hereto, as it may be amended from time to time.

the Company.

1.72	Member Interest. “Member Interest” means the interest of a Member in

1.73    Member Interest Purchase Agreement. “Member Interest Purchase Agreement” has the same meaning as given in paragraph C of the Background.

1.74    Member Nonrecourse Deductions. “Member Nonrecourse Deductions” has the same meaning as given to “partner nonrecourse deductions” referred to in Section 7.2.4.

1.75    Net Operating Income. “Net Operating Income” shall mean Gross Operating Profit (as defined in the Management Contract) less the Base Fee (as defined in the Management Contract), Taxes (as defined in the Management Contract), Insurance Costs (as defined in the Management Contract), Reserve Fund Contributions (as defined in the Management Contract) and costs of rental of real or personal property.

1.76    Net Profits and Net Losses. “Net Profit” and “Net Loss” means, for each Fiscal Year of the Company (or other period for which Net Profit or Net Loss must be computed), the Company’s taxable income or loss determined in accordance with Code
Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a)    Any income of the Company that is exempt from United States federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition of “Net Profits” and “Net Losses” shall be added to such taxable income or loss;

(b)	Any expenditures of the Company described in Code
Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation §§ 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition of “Net Profits” and “Net Losses” shall be subtracted from such taxable income or loss;

(c)    In the event the Gross Asset Value of any items of property of the Company is adjusted pursuant to paragraphs (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the item of property) or an item of loss (if the adjustment decreases the

Gross Asset Value of the item of property) from the disposition of such item of property and shall be taken into account for purposes of computing Net Profits or Net Losses;

(d)    Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e)    In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other relevant period, computed in accordance with the definition of “Depreciation; and

(f)    To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulations § 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Profits or Net Losses.

Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 7.2 or Section 7.3 hereof shall not be taken into account in computing Net Profits or Net Losses. The amounts of such specially allocated items shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (e) above.

1.77    New Hotel Equity ROFO. “New Hotel Equity ROFO” has the meaning given in Section 8.7.

1.78    New Hotel Equity ROFO Period. “New Hotel Equity ROFO Period” has the meaning given in Section 8.7.

1.79    Non-Delinquent Member. “Non-Delinquent Member” has the meaning given in Section 6.4.1 of this Agreement.

1.80    Nonrecourse Deductions. “Nonrecourse Deductions” has the meaning given in Section 7.2.5.

1.81    OFAC List. “OFAC List” means the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the United States Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the United States Treasury Department, Office of Foreign Assets Control pursuant to any Applicable Law, including trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States. The OFAC List currently is accessible through the Internet website www.treas.gov/ofac/tl1sdn.pdf.

Agreement.

1.82	Offer. “Offer” has the meaning given in Section 10.3.2 of this

1.83    Operating Period. “Operating Period” has the meaning given in Section 9.2.7(c).

1.84    Original Operating Agreement. “Original Operating Agreement” has the meaning given in paragraph B of the Background.

Section 11.1.

Other Member. “Other Member” has the meaning given in

1.85    Owner. “Owner” means any direct or indirect subsidiary of the Company including either a single asset, single purpose, single member limited liability company wholly- owned by the Company or a limited liability company all of whose member interests are owned by the Company or by a single member limited liability company wholly-owned by the Company, and either (i) the owner of a Property (or proposed to own Property), or (ii) a partner in a partnership or a member in a limited liability company that owns a Property (or is proposed to own a Property). (For the avoidance of doubt, Holdco is deemed an “Owner”.)

1.86    Partially Adjusted Capital Account. “Partially Adjusted Capital Account” means with respect to any Member for any Fiscal Year or other relevant period, the Capital Account of such Member at the beginning of such Fiscal Year or other relevant period, increased by all Capital Contributions during such year and all special allocations of income and gain pursuant to Section 7.2 or Section 7.3 with respect to such Fiscal Year or other relevant period, and decreased by all Distributions of Distributable Cash during such Fiscal Year or other relevant period and all special allocations of losses and deductions pursuant to Section 7.2 or Section 7.3, but before giving effect to any allocation of Net Profits or Net Losses for such Fiscal Year or other relevant period pursuant to Section 7.1.1 and Section 7.1.2.

1.87    Participation Percentage. “Participation Percentage" of a Member means that percentage set forth opposite such Member's name on Exhibit A and reflecting the Members’ relative Capital Contributions (subject to Percentage Adjustments as described in Section 6.4.2).

1.88    Percentage Adjustment. “Percentage Adjustment” has the meaning given in Section 6.4.2(a)(i).

9.2.7(c).

1.89	Performance Test. “Performance Test” has the meaning given in Section

1.90    Person. “Person” means any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, or any other legal entity, and any fiduciary acting in such capacity on behalf of any of the foregoing.

1.91    Professional Independent Director. “Professional Independent Director” has the meaning given in Section 9.1.2(a).

1.92    Properties; Property. “Properties” means all of the hotel properties listed on Exhibit C attached hereto; each of which is a “Property”.

1.93	Purchase Price. “Purchase Price” has the meaning given in Section 9.6.5.

1.94    Qualified Arbitrator . “Qualified Arbitrator” has the meaning set forth in Section 24.1.7.

Section 9.6.2.

1.95	Receiving Member. “Receiving Member” has the meaning set forth in

1.96    Receiving Member Notice. “Receiving Member Notice” has the meaning set forth in Section 9.6.3.

1.97    Regulations. “Regulations” means the Income Tax Regulations promulgated under the Code, including Temporary and Proposed Regulations, as such Regulations may be amended from time to time, including corresponding provisions of succeeding Regulations.

1.98	Removal Date. “Removal Date” has the meaning given in Section 9.3.

Section 9.3.

1.99	Removal Notice. “Termination Notice” has the meaning given in

Section 9.3.2

1.100	Removing Member. “Removing Member” has the meaning given in

1.101    Remaining Member. “Remaining Member” has the meaning given in Section 10.3.1.

1.102    RevPAR. “RevPAR” means Gross Rooms Revenue for a particular time period (net of discounts, sales tax and meals) for a hotel divided by the number of available guest rooms in the hotel for the same time period. (RevPAR information shall be provided to the Parties by their obtaining STAR (also known as STR) reports of the RevPAR for the Properties and the Competitive Set.)

1.103    RLH Management. ‘RLH Management” means Red Lion Hotels Management, Inc., an Affiliate of the RLH Member.

1.104    RLH Member. “RLH Member” means Red Lion Hotels Corporation, a Delaware corporation.

1.105     “R LHC Senior M ana gem ent” . “RLHC Senior Management” means any employees of Red Lion Hotels Corporation who do not work at individual hotel Properties and who hold one of the following job titles: “vice-president” , “senior vice president”, “executive vice president” or “president”.

1.106    ROFO Initiating Member. “ROFO Initiating Member” has the meaning given in Section 10.3.2.

1.107    ROFO Non-Initiating Member. “ROFO Non-Initiating Member” has the meaning given in Section 10.3.2.

1.108	ROFO Offer. “ROFO Offer” has the meaning given in Section 10.3.2.

1.109    ROFO Offered Interests. “ROFO Offered Interests” has the meaning given in Section 10.3.2.

1.110    ROFO Response Period. “ROFO Response Period” has the meaning given in Section 10.3.3.

Section 10.3.2

1.111	ROFO Sale Notice. “ROFO Sale Notice” has the meaning given in

1.112    ROFO Sale Notice. “ROFO Sale Notice” has the meaning given in Section 10.3.2.

1.113    Second Arbitrator. “Second Arbitrator” has the meaning given in Section 24.1.1.

1.114    Second Arbitrator Notice. “Second Arbitrator Notice” has the meaning given in Section 24.1.1.

1.115    Selling Member. “Selling Member” has the meaning given in Section 9.6.5 of this Agreement.

1.116    Shelbourne Capital. “Shelbourne Capital” means Shelbourne Capital, LLC, a Pennsylvania limited liability company.

1.117    Shelbourne Member. “Shelbourne Member” means Shelbourne Falcon RLHC Hotel Investors, LLC, a Delaware limited liability company.

1.118	Special Director. “Special Director” has the meaning given in Section
9.1.1.

1.119	Successor. “Successor” has the meaning given in Section 11.2.

1.120    Target Capital Account. “Target Capital Account” means, with respect to any Member for any Fiscal Year or other relevant period, an amount equal to (a) the hypothetical distribution that such Member would receive if all Company assets were sold for cash equal to their Gross Asset Value, all Company liabilities were satisfied to the extent required by their terms (limited, with respect to each “partner nonrecourse liability” and “partner nonrecourse debt”, each as defined in Treasury Regulations § 1.704-2(b)(4), to the Gross Asset
Value of the asset(s) securing such liability), and the net cash of the Company were distributed in full to the Members as required pursuant to Section 12.2(f), all as of the last day of such Fiscal

Year or other relevant period), minus (b) the Member’s share of “partner minimum gain” determined pursuant to Treasury Regulations § 1.704-2(g), and minus (c) the Member’s share of the “partner nonrecourse debt minimum gain” determined in accordance with Treasury Regulations § 1.704-2(i)(5), all computed immediately prior to such hypothetical sale.

1.121    Target Final Balance. “Target Final Balance” has the meaning set forth in Section 12.4.

1.122	Tax Authority. “Tax Authority” has the meaning given in Section 6.8.

1.123    Tax Distribution. “Tax Distribution” means, with respect to each Member for each taxable year of the Company, an amount distributed to such Member in accordance with Section 8.3 hereof.

Section 13.2.

1.124	Tax Matters Partner. “Tax Matters Partner” has the meaning given in

1.125    Tax Payment Loan. “Tax Payment Loan” has the meaning set forth in Section 8.4 hereof.

1.126    Testing Period. “Testing Period” has the meaning given in Section 9.2.7(c).

1.127    Third Arbitrator. “Third Arbitrator” has the meaning given in Section 24.1.1.

1.128	Total Price. “Total Price” has the meaning given in Section 9.6.2.

Section 11.1.

1.129	Termination Event. “Termination Event” has the meaning given in

1.130    Termination Event Notice. “Termination Event Notice” has the meaning given in Section 11.2.

1.131    Transfer. “Transfer” means any encumbrance, gift, assignment, pledge, hypothecation, sale or other transfer (whether directly or indirectly) of all or any portion of a Member Interest.

1.132    Transfer Offer. “Transfer Offer” has the meaning given in Section 10.3.2.

1.133    Transfer Sale Period. “Transfer Sale Period” has the meaning given in Section 10.3.5.

Section 9.6.1.

1.134	Unresolved Deadlock. “Unresolved Deadlock” has the meaning given in

1.135    Unreturned Capital Contributions Account. “Unreturned Capital Contributions Account” means, with respect to each Member, a bookkeeping account which shall at all times be equal to the aggregate amount of Capital Contributions made to the Company by such Member reduced by Distributions made to such Member pursuant to Section 8.1.

1.136	Withholding Tax Act. “Withholding Tax Act” has the meaning set forth in Section 8.4 hereof.

2.FORMATION OF LIMITED LIABILITY COMPANY. The Company was formed by the filing of the Certificate of Formation of the Company with the Delaware Secretary of State on September 4, 2014.

3.	NAME AND PLACE OF BUSINESS .

3.1    Name. The name of the Company is RL Venture LLC, or such other name as determined by the Board.

3.2	Principal Place of Business. The principal office of the Company shall be
W. 201 North River Drive, Spokane, Washington 99201, unless changed by the Managing Member. The registered agent of the Company in the State of Delaware is The Corporation Trust Company, Corporate Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The Managing Member may from time to time, change the registered office and principal place of business of the Company and, in such event, the Managing Member shall notify the Members in writing promptly after the effective date of such change. The Managing Member may establish additional offices or places of business of the Company when and as required by the Company’s business and approved by the Members and the Board as a Major Decision.

4.PURPOSE. The purpose of the Company is, directly or through one or more Owners, to acquire, hold, finance and dispose of the Properties and to engage in any and all general business activities related or incidental thereto permitted under the Act; provided that the Company shall not conduct any banking, insurance or trust company business.

5.TERM OF COMPANY; RECORDINGS; AGENT FOR SERVICE OF PROCESS .

5.1    Term. The Company’s existence commenced as of the date of the filing of the Certificate of Formation and shall continue until terminated as herein provided or by operation of law.

5.2    Qualification. The Managing Member shall cause the Company to file any documents with any other appropriate governmental agencies as may be required by applicable law. The Managing Member shall cause the Company to qualify to do business in any other jurisdiction as may be required under the laws of such jurisdiction.

5.3    Agent for Service of Process. The name and address of the initial agent for service of process of the Company designated on the Certificate of Formation is The

Corporation Trust Company. The agent for service of process of the Company may be changed from time to time by the Managing Member, subject to applicable law.

6.	CAPITAL CONTRIBUTIONS AND LOANS .

6.1	Initial Capital Contributions.

6.1.1    In accordance with the Contribution Agreement, the RLH Member contributed to the Company all of the Properties in exchange for one hundred percent (100%) of the Member Interests in the Company, subject to satisfaction of the Contribution Funding. In addition, on the Contribution Date the Company caused Holdco to borrow from CS a loan in the aggregate principal amount of $80,000,000 (the “CS Loan”) of which (a) $53,807,023 is being funded by CS to the Company on the date hereof (and the sum of $48,787,352 was distributed by Holdco to the Company and used by the Company to satisfy the Contribution Funding), and (b) the balance is to be funded for improvements to be made to the Properties. CS required that the Company and the Owners guaranty the obligations of Holdco for the CS Loan. On the Effective Date, the Shelbourne Member acquired from the RLH Member a forty-five percent (45%) Member Interest in the Company in exchange for a payment to the RLH Member of
$18,455,256.

6.1.2    The Members agree that the aggregate amount of the Initial Capital is set forth on Exhibit A.

6.2    Additional Capital Contributions or Loans. Except as in Section 6.3 and
6.4 of this Agreement or as otherwise agreed upon by the Board as a Major Decision, no Member shall be permitted or required to make any additional Capital Contributions or extend any loans to the Company.

6.3    Required Additional Capital Contributions. If the Board determines as a Major Decision that the Company requires additional capital for any reason consistent with the purpose of the Company, each Member shall make an additional Capital Contribution in cash, in an amount equal to the product of (x) the aggregate Additional Capital Contribution as determined by the Board as a Major Decision, and (y) the respective Member’s Participation Percentage as of the Contribution Date, and at such times as set forth in a written notice delivered by the Company to each Member at least ten (10) Business Days prior to the effective date of any such Additional Capital Contribution (the “Additional Capital Contribution Notice”). Each Member shall thereafter be required to make an Additional Capital Contribution pursuant to the terms and conditions contained in the Additional Capital Contribution Notice.

6.4	Failure to Contribute Additional Capital.

6.4.1    If a Member fails to contribute timely all or any portion of any Additional Capital Contribution required to be made by such Member pursuant to this Agreement and such failure continues for a period of ten (10) Business Days after the required date of such Additional Capital Contribution (the “Contribution Date”) stated in the Additional Capital Contribution Notice received by such Member (such Member being hereinafter referred to as a “Delinquent Member” and such failure being hereinafter referred to as a “Contribution

Default”), then the Member who is not a Delinquent Member (the “Non-Delinquent Member”) shall have the right to advance that portion of the Delinquent Member’s required Additional Capital Contribution which such Delinquent Member failed to make, on the following terms: (i) the sums thus advanced shall be deemed to be demand recourse loans from the Non-Delinquent Member to the Delinquent Member and an Additional Capital Contribution of such sums to the Company by the Delinquent Member; (ii) such loans shall bear interest at the rate of interest equal to the lesser of (x) eighteen percent (18%) per annum, or (y) the highest lawful rate, from the date that the advance was made until the date that such advance, together with any costs and expenses incurred by the Company as a result of the Delinquent Member’s failure to contribute, and together with all interest accrued thereon, is repaid; (iii) unless otherwise paid, and subject to Section 6.4.2(b) below, the repayment of these loans shall be withheld from any Distribution from the Company otherwise to be made to the Delinquent Member during the term of the Company or after dissolution; and (iv) all repayments of advances shall first be applied to any costs and expenses incurred by the Company as a result of the Delinquent Member’s failure to contribute, then to interest earned and unpaid, and then to principal. Any such election shall be made within ten (10) Business Days after notice of such option is given by the Board.

6.4.2    If the Non-Delinquent Member does not make advances (as described in Section 6.4.1) in an aggregate amount sufficient to cover the entire amount of the required Additional Capital Contribution of the Delinquent Member, or if the loans referenced in Section 6.4.1 above are not repaid within six (6) months following the applicable Contribution Date, the Board shall, as determined by a majority of the Members, but expressly excluding the vote of any Director appointed by a Delinquent Member, take one or more of the following actions:

(a)In the case of the Non-Delinquent Member not making advances (as described in Section 6.4.1) in an aggregate amount sufficient to cover the entire amount of the required Additional Capital Contribution of the Delinquent Member, offer the Non- Delinquent Member the ability to make an Additional Capital Contribution, the sum of which shall equal the Delinquent Member’s required Additional Capital Contribution which such Delinquent Member failed to make and was not covered by a loan from Non-Delinquent Member as described in Section 6.4.1 , and adjust each Member’s Participation Percentage as follows:

(i)the Participation Percentage of the Delinquent Member shall be decreased by an amount, expressed as a percentage (subject to clause (iii) below, the “Percentage Adjustment”), equal to one and one-half times the product of (A) such Delinquent Member’s Participation Percentage (before any such adjustment) and (B) the quotient of (1) the amount of the Additional Capital Contribution which the Delinquent Member failed to make, (2) the product of (x) such Delinquent Member’s Participation Percentage (before any such adjustment), and (y) the sum of all Capital Contributions made by all Members prior to the date of the Additional Capital Contribution Notice and the aggregate Additional Capital Contribution set forth in the Additional Capital Contribution Notice; and

(ii)the Participation Percentage of the contributing Non- Delinquent Member shall be increased by an amount, expressed as a percentage, equal to the

Non-Delinquent Member’s share of the Percentage Adjustment determined pursuant to (i) above; and

(iii)the Participation Percentage of the Members shall be adjusted to the nearest one-hundredth of one percent.

(b)In the case of a loan referenced in Section 6.4.1 above and not repaid within six (6) months following the applicable Contribution Date, treat the outstanding loan advanced by a Non-Delinquent Member under Section 6.4.1 (together with the unpaid interest accrued thereon) as if it were an Additional Capital Contribution made by such Non- Delinquent Member pursuant to Section 6.4.2(a) as of the applicable Contribution Date (rather than as an Additional Capital Contribution of the Delinquent Member), and make the Percentage Adjustments described in Section 6.4.1 with respect thereto.

(c)Exercise such other rights and remedies to which the Board may be entitled at law or in equity or by statute.

6.4.3    No right, power or remedy conferred pursuant to this Section 6.4 shall be exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy whether conferred in this Section 6.4 or now or hereafter available at law or in equity or by statute or otherwise.

6.5    Interest on Capital Contributions. Except as described in Section 6.4.1, no interest shall be paid by the Company on any Capital Contribution made by any Member to the Company.

6.6    Return of Capital Contributions. Except as otherwise provided in this Agreement, no Member shall have the right to withdraw or reduce such Member’s Capital Contribution or to receive any Distributions, except as a result of dissolution. No Member shall have the right to demand or receive property other than cash in return for such Member’s Capital Contributions.

6.7    Loans By a Member. Loans by a Member to the Company shall not be considered Capital Contributions for purposes of this Agreement, increase such Member’s Capital Account or entitle such Member to any greater share of the Net Profits, Net Losses or Distributions of the Company than such Member is otherwise entitled to under this Agreement. No loan shall be made by a Member to the Company unless approved by the Board as a Major Decision.

6.8    Withholding. The Company shall comply with all of its withholding obligations under the Code and under any applicable United States federal, state, local and, as applicable, foreign tax law. Any amount so withheld by the Company and paid over to the Internal Revenue Service and/or any other tax or other governmental authority, agency, entity, instrumentality or other body (any of the foregoing, a “Tax Authority”) in respect of any payment or Distribution made by the Company to or on behalf of any Member shall be treated as an amount actually paid or distributed to such Member or other Person for all purposes of this Agreement. With respect to any amount required to be remitted by the Company to any Tax

Authority in respect of any income, gain and/or Net Profits (and/or items comprising thereof) allocated and/or allocable to any Member, such Member shall, by no later than ten (10) days following the date of such remittance by the Company to the Tax Authority, repay to the Company such amount so remitted by the Company to the applicable Tax Authority (and which repayment by such Member shall be treated for all purposes of this Agreement as a repayment of a loan by such Member to the Company and not, for example, as a Capital Contribution or loan made by such Member to the Company); provided, however, if such Member fails to repay such amount in full within such ten (10) day period, then beginning on the day immediately following such ten (10) day period, interest on the unpaid amount shall accrue at the rate equal to eighteen percent (18%) per annum (with any such repayment(s), first, to offset and be applied to any accrued and unpaid interest to the extent thereof and, then, in repayment of the amount so remitted to the extent thereof); provided, further, the Company may (and shall) reduce and/or otherwise apply any amount otherwise distributable or payable to such Member in repayment of the unpaid balance, including the accrued and unpaid interest thereon (with any such amount so applied to be treated first as the payment of accrued and unpaid interest to the extent thereof and, then, in repayment of the amount so remitted to the extent thereof, but with the amount so applied otherwise being treated for all purposes of this Agreement as having actually been distributed and/or paid to such Member).

6.9	Intentionally Omitted.

6.10	Capital Accounts.

6.10.1    An individual capital account (a “Capital Account”) shall be established and maintained on the books of the Company for each Member in compliance with Treasury Regulations Sections 1.704-1(b)(2)(iv) and 1.704-2.

6.10.2    To each Member’s Capital Account there shall be credited the amount of cash and the initial Gross Asset Value of any other property contributed by such Member as Capital Contributions to the Company, such Member’s distributive share of Net Profits and items of income and gain, and the amount of any Company liabilities assumed by such Member or which are secured by any property of the Company distributed to such Member (but only to the extent such liabilities are to be credited pursuant to the Treasury Regulations).

6.10.3    To each Member’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any property of the Company distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Net Losses and items of loss and deduction, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company (but only to the extent such liabilities are to be debited pursuant to the Treasury Regulations).

6.10.4    Upon a transfer of any Member Interest in the Company or portion thereof in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Member Interest or portion thereof.

7.	ALLOCATIONS.

7.1    Allocation of Net Profits and Net Losses. After giving effect to the special allocations and limitations set forth in Sections 7.2 and 7.3, Net Profits and Net Losses shall be allocated to the Members as follows:

7.1.1    Net Profits. Net Profits, and each item of Company income, gain, loss or deduction entering into the computation thereof, for each Fiscal Year or other relevant period shall be allocated to the Members so as to reduce, proportionally, the difference between their respective Target Capital Accounts and Partially Adjusted Capital Accounts for such Fiscal Year or other relevant period. No portion of the Net Profits for any Fiscal Year or other relevant period shall be allocated to a Member whose Partially Adjusted Capital Account is greater than or equal to its Target Capital Account for such Fiscal Year or other relevant period.

7.1.2    Net Losses. Subject to Section 7.1.3, the Net Losses for any Fiscal Years and each item of Company income, gain, loss or deduction entering into the computation thereof, shall be allocated to the Members so as to reduce, proportionally, the difference between their respective Partially Adjusted Capital Accounts and Target Capital Accounts for such Fiscal Year or other relevant period. No portion of the Net Losses for any Fiscal Year or other relevant period shall be allocated to a Member whose Target Capital Account is greater than or equal to its Partially Adjusted Capital Account for such Fiscal Year or other relevant period.

7.1.3    Loss Limitation. Net Losses allocated pursuant to Section 7.1.2 to a Member shall not exceed the maximum amount of Net Losses that can be allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year or other relevant period. In the event that some but not all of the Members would have an Adjusted Capital Account Deficit as a consequence of an allocation of Net Losses pursuant to Section 7.1.2, the limitations set forth herein shall be applied on a Member-by-Member basis and Net Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Members’ Capital Accounts so as to allocate the maximum permissible Net Losses to each Member under Treasury Regulations
§ 1.704-1 (b)(2)(ii)(d).

7.2    Special / Regulatory Allocation. The following special allocations shall be made to the Members in the following order and priority:

7.2.1    Member Nonrecourse Debt Minimum Gain Chargeback. Except as otherwise provided in §1.704-2(i)(4) of the Treasury Regulations, notwithstanding any other provision of this Section 7, if there is a net decrease in “partner nonrecourse debt minimum gain” (as defined in Treasury Regulations § 1.704-2(i)(2)) attributable to “partner nonrecourse debt (as defined in Treasury Regulations § 1.704-2(b)(4)) during any Fiscal Year, each Member who has a share of the partner nonrecourse debt minimum gain attributable to such partner nonrecourse debt, determined in accordance with Section 1.704-2(i)(5) of the Treasury Regulations, shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in partner nonrecourse debt minimum gain attributable to such partner Nonrecourse Debt, determined in accordance with Treasury Regulation §1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with §§1.704-2(i)(4) and 1.704-2(j)(2) of the Treasury Regulations. This Section 7.2.1 is intended to comply with the minimum gain chargeback requirement in §1.704-2(i)(4) of the Treasury Regulations and shall be interpreted consistently therewith.

7.2.2	Minimum Gain Chargeback. Except as otherwise provided in
§1.704-2(f) of the Treasury Regulations, notwithstanding any other provision of this Section 7, if there is a net decrease in “partnership minimum gain” (as defined in Treasury Regulations § 1.704-2(b)(2)) during any Fiscal Year or other relevant period, each Member shall be specially allocated items of Company income and gain for such Fiscal Year or other relevant period (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in partnership minimum gain, determined in accordance with Treasury Regulations
§1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with §§1.704-2(f)(6) and 1.704(j)(2) of the Treasury Regulations. This Section 7.2.2 is intended to comply with the minimum gain chargeback requirement in §1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.

7.2.3    Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations §1.704- 1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6) which causes or increases an Adjusted Capital Account Deficit of such Member, items of Company income and gain shall be specially allocated to such Members in an amount and manner sufficient to eliminate any such Adjusted Capital Account Deficit as quickly as possible. This Section 7.2.3 is intended to qualify as a “qualified income offset” within the meaning of Treasury Regulations §1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

7.2.4     Member Nonrecourse Deductions. Any “partner nonrecourse deductions” (as defined in Treasury Regulations § 1.704-2(i)(1)) for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the “partner nonrecourse debt” (as defined in Treasury Regulations § 1.704-2(b)(4)) to which such partner nonrecourse deductions are attributable in accordance with Treasury Regulations §1.704- 2(i)(1).

7.2.5    Nonrecourse Deductions. “Nonrecourse deductions” (as defined in Treasury Regulations § 1.704-2(b)(1)) shall be allocated among the Members in proportion to their respective Participation Percentages.

7.2.6    Section 754 Adjustments.    To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code
Section 743(b) is required pursuant to Treasury Regulations §1.704-1(b)(2)(iv)(m)(2) or Treasury Regulations §1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis)

and such gain or loss shall be specially allocated to the Members, respectively, in proportion to their respective Participation Percentages in the event Treasury Regulations §1.704- 1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulations §1.704-1(b)(2)(iv)(m)(4) applies.

7.3    Curative Allocations. The allocations set forth in Section 7.1.3 and Section 7.2 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this
Section 7.3. Therefore, notwithstanding any other provision of this Section 7 (other than the Regulatory Allocations), the Managing Member shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 7.1.1 and 7.1.2. In exercising its discretion under this Section 7.3, the Managing Members shall take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made.

7.4	Tax Allocations.

7.4.1    General. For each Fiscal Year, items of taxable income, deduction, gain, loss or credit shall be allocated for income tax purposes to and among the Members in the same manner as their corresponding book items are allocated to the Members pursuant to Sections 7.1, 7.2 and 7.3 hereof for such Fiscal Year, as modified by subsections 7.4.2 through
7.4.4 below.

7.4.2    Section 704(c) Allocations. In accordance with Code
Section 704(c) and the Treasury Regulations promulgated thereunder, Company income, gain, loss, and deduction with respect to any asset contributed to the capital of the Company shall, solely for tax purposes, be allocated to and among the Members so as to take account of any variation between the Company’s adjusted tax basis in such asset for United States federal income tax purposes and the Gross Asset Value of the asset using any method (or methods) permitted under Code Section 704(c) and the Treasury Regulations thereunder as determined by the Managing Member and approved by the Board as a Major Decision. Notwithstanding anything to the contrary in this Section 7.4.2, the Company shall use the either (a) the traditional method with curative allocations under Treasury Regulations § 1.704-3(c), or (b) the remedial allocation method under Treasury Regulations § 1.704-3(d) as shall be selected by the Shelbourne Member prior to the Company’s preparation of its first Federal income tax return to be filed after the Effective Date with respect to any property deemed contributed to the Company by the RLH Member on the Effective Date under Revenue Ruling 99-5, 1999-1 CB 434, Situation 1, with respect to which the “ceiling rule,” as defined in Treasury Regulations § 1.704- 3(b)(1), applies.

7.4.3    Reverse Section 704(c) Allocations. In the event the Gross Asset Value of any Company asset is adjusted pursuant to clauses (b) or (d) of the definition of "Gross Asset Value," subsequent allocations of Company income, gain, loss and deduction with respect to such asset shall take account of any variation between the Gross Asset Value of such asset immediately before such adjustment and its Gross Asset Value immediately after such adjustment using any method (or methods) permitted under Code Section 704(c) and the Treasury Regulations thereunder as determined by the Managing Member and approved by the Board as a Major Decision.

7.4.4    Recapture Income. Depreciation and amortization recapture, if any, resulting from any sales or dispositions of tangible or intangible depreciable or amortizable property of the Company shall be allocated to and among the Members in the same proportions that the depreciation or amortization being recaptured was allocated to and among the Members to the maximum extent permissible under the Treasury Regulations.

7.4.5    Other. Any elections or other decisions relating to allocations under this Section 7.4 will be made by the Managing Member with the approval of the Members (which approval not to be unreasonably withheld, conditioned or delayed). Allocations under this Section 7.4 are solely for purposes of United States federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profits or Net Losses or other items or Distributions under any provision of this Agreement.

7.5    Allocation in Event of Transfer. If any Member Interest is transferred, or the Participation Percentages are increased or decreased by reason of the admission of a new Member or otherwise during any Fiscal Year or other relevant period, Net Profits, Net Losses and items thereof for such Fiscal Year or other relevant period shall be assigned to the day in the particular period of such Fiscal Year or other relevant period to which such item is attributable (i.e., the day on or during which it is accrued or otherwise incurred) and the amount of each such item so assigned to any such day shall be allocated as if the Company closed its books as of the date of such transfer or increase or decrease.

7.6    Allocation of Tax Credits. Except as may otherwise be required by law, any tax credits to which the Company may be entitled shall be allocated among the Members in accordance with their respective Participation Percentages.

7.7    Allocations of Tax Items. For federal income tax purposes, every item of income, gain, loss and deduction shall be allocated among the Members in accordance with the foregoing allocations.

8.	DISTRIBUTIONS AND FEES.

8.1    Distribution of Distributable Cash. Distributable Cash shall be distributed to the Members as follows:

(a)    First, to the Members with positive Unreturned Capital Contribution Account balances, pro rata in accordance with such balances, until the Unreturned Capital Contribution Account balance of each Member is reduced to zero; and

(b)    Thereafter, to the Members in accordance with their respective Participation Percentages.

Distributions shall be made as determined by the Board, but no less frequently than monthly.

8.2    To Whom Distributions Are Made. Unless named in this Agreement or unless admitted as a Member as provided in this Agreement, no person or entity shall be considered a Member in the Company. Any Distribution by the Company to the person shown on the Company records as a Member, or to such Member’s legal representatives, or to a named assignee of the right to receive Distributions, shall acquit the Company and the Members of all liability to any other person who may be interested in such Distribution by reason of an assignment by a Member or for any other reason.

8.3    Tax Distributions. Prior to the Distribution of Distributable Cash to the Members pursuant to Section 8.1, for any Fiscal Year, to the extent that the Managing Member determines in good faith that cash is available, the Company shall make distributions (“Tax Distributions”) to the Members at such times and in such amounts as are necessary to enable the Members to satisfy their respective quarterly estimated income tax obligations attributable to their respective Cumulative Income Tax Liabilities. If the Managing Member determines that the Company lacks sufficient cash to make such Tax Distributions on the dates described above, available cash shall be distributed to the Members as Tax Distributions in proportion to the excess of the Cumulative Income Tax Liability of each Member for the relevant Fiscal Year over the cumulative amount of Tax Distributions previously made to such Member with respect to such Fiscal Year. Any Tax Distribution to a Member will be deemed to be an advance Distribution of amounts otherwise distributable to such Member pursuant Section 8.1 and will reduce the amounts that would subsequently otherwise be distributable to such Member pursuant to Section 8.1 in the order they would otherwise have been distributable.

8.4    Withholding Obligations. Unless treated as a Tax Payment Loan, any amount paid by the Company for or with respect to any Member on account of any withholding tax or other tax payable with respect to the income, profits or distributions of the Company pursuant to the Code, the Regulations, or any state or local statute, regulation or ordinance requiring such payment (a “Withholding Tax Act”) shall be treated as a Distribution to such Member for all purposes of this Agreement, consistent with the character or source of the income, profits or cash which gave rise to the payment or withholding obligation. To the extent that the amount required to be remitted by the Company under the Withholding Tax Act exceeds the amount then otherwise distributable to such Member (including as a Tax Distribution), the excess shall constitute a loan from the Company to such Member (a “Tax Payment Loan”), which shall be payable upon demand and shall bear interest, from the date that the Company makes the payment to the relevant taxing authority, at a lesser of (i) a variable rate per annum at all times equal to two hundred (200) basis points in excess of the Prime Rate or (ii) the maximum legal interest rate under applicable law. As long as any Tax Payment Loan or the interest thereon remains unpaid, the Company shall make future Distributions due to such Member under this Agreement by applying the amount of any such Distribution first to the payment of any unpaid interest on all Tax Payment Loans to such Member and then to the repayment of the principal of all Tax Payment Loans of such Member. The Managing Member shall have the authority to take all actions necessary to enable the Company to comply with the provisions of any Withholding Tax Act applicable to the Company and to carry out the provisions of this Section 8.4. Nothing in this Section 8.4 shall create any obligation on any Member to advance funds to the Company or to borrow funds from third parties in order to make any payments on account of any liability of the Company under a Withholding Tax Act except for withholding tax liabilities attributable to such Member

8.5    Fees. The Members agree that, in addition to any Distributions to be made pursuant to this Agreement, the Members shall be entitled to receive the following fees paid by the Company:

8.5.1    The Company shall pay to the Shelbourne Member an investors relations fee each month equal to 0.50% of the total aggregate revenue of the Properties during the prior month;

8.5.2    The Company shall pay to CPA Development, LLC (a designee of the Shelbourne Member) a construction management fee in the aggregate amount of $200,000 plus approved expense reimbursements (the payments of such fee and reimbursements to be in accordance with an agreement to be executed by the Company and CPA Development, LLC. The agreement and the payment of such fee shall be subject to the approval of Board including the approval of the Director appointed by Shelbourne Capital);

8.5.3    On the date hereof, the Company shall pay to Shelbourne Capital a financing fee (as is also described in the Member Interest Purchase Agreement) in the amount of Two Hundred Thousand and 00/100 Dollars ($200,000.00);

8.5.4    The Member Interest Purchase Agreement that on the date hereof Shelbourne Capital shall be paid an acquisition fee in the amount of Eight Hundred Eighty-Eight Thousand Three Hundred Sixty and 00/100 Dollars ($888,360.00) fifty-five percent (55%) of which is paid by the RLH Member and forty-five percent (45%) of which is paid by the Shelbourne Member; and

8.5.5    The Company shall cause Holdco to cause each of the Owners to pay to the Management Company the fees and other amounts provided for in the Management Contracts between such Owner and the Management Company, and, after entering into a franchise agreement, to pay the franchisor the fees and other amounts provided for in the franchise agreement between such Owner and a franchisor.

8.6    Right of Setoff. In the event the Shelbourne Member determines that the Company has a claim against the RLH Member arising from a breach of any representations, warranties or indemnifications obligations of the RLH Member under that certain Contribution Agreement entered into as of the business day immediately preceding the date of this Agreement and pursuant to which the Company acquired the Properties, the Directors appointed by the

Shelbourne Member alone shall be entitled to vote as Directors to assert a claim against the RLH Member. If a claim is asserted on behalf of the Company against the RLH Member under the Contribution Agreement or by the Shelbourne Member under the Member Interest Purchase Agreement, it shall specify the nature and amount of such claim and, if there is an agreement reached between the RLH Member and Shelbourne Member or a determination is made judicially or by binding arbitration of an amount that is due to the Shelbourne Member on account of the Shelbourne Member’s claim, and such amount has not been paid in full to the Shelbourne Member within thirty (30) days following such agreement or determination, the Managing Member shall set off against amounts distributable to the RLH Member pursuant to Section 8 of this Agreement up to the unpaid amount of the Shelbourne Member’s claim and will cause the Company, as agent for the RLH Member, to pay any amounts so set off to the Shelbourne Member to cover the unpaid amount of such claim. Such payment shall be deemed to have been paid to the RLH Member and, in all other respects, shall be deemed as having been distributed to the RLH Member pursuant to Section 8 of this Agreement. If there is such an agreement or determination but, before the earlier of the amount due to the Shelbourne Member pursuant to such agreement or determination being fully paid to the Shelbourne Member or the expiration of the thirty (30) days following such agreement or determination there are any distributions otherwise to be made to the RLH Member, the amounts otherwise distributable to the RLH Member shall be held in escrow by the Managing Member pending confirmation of payment in full by the RLH Member to the Shelbourne Member of the amount that was agreed upon or determined to be payable by the RLH Member to the Shelbourne Member. Nothing contained in this Agreement shall limit the right of the Shelbourne Member to assert a claim against the RLH Member under the Member Interest Purchase Agreement under which the Shelbourne Member acquired its Member Interest in the Company.

Any dispute about the validity of or amount due as a result of such a claim under the Contribution Agreement shall be resolved through arbitration in accordance with Section 24 but any election to be made by the Company to assert a claim under the Contribution Agreement shall be made by the Company at the direction solely of the Shelbourne Member.

8.7    Right of First Offer on Equity Capital for Additional Hotels. In the event that at any time during which the Shelbourne Member remains a Member of the Company (the “New Hotel Equity ROFO Period”), Company, the RLH Member, or any of its Affiliates, shall elect to pursue the acquisition of any one or more additional hotel properties and intends to seek equity capital from another Person for the acquisition and/or rehabilitation/renovation of such one or more additional hotel properties, the Company or RLH Member (as applicable) shall first offer, or cause its Affiliate to first offer, to Shelbourne Capital the opportunity for Shelbourne Capital or its designee to provide such equity capital for such hotel property acquisition and/or rehabilitation/renovation to the extent that such equity capital is not provided by the Company (for acquisitions by the Company) or by the RLH Member or its Affiliates (for acquisitions by any of them) ; and, for each such additional hotel property, the RLH Member or its Affiliate shall have the right to participate pro-rata alongside Shelbourne Capital or its designee in providing such equity capital with the percentage share of the RLH Member or its Affiliate being up to the same percentage as the Participation Percentage of the RLH Member in the Company or in such other percentage as may be agreed upon by the RLH Member and Shelbourne Capital. The foregoing right of first offer is hereinafter referred to as the “New Hotel Equity ROFO”.

The New Hotel Equity ROFO shall not apply in the case of an independent third party bringing to the Company, the RLH Member or its Affiliate an opportunity to acquire one or more hotel properties together with such third party’s offer to provide the equity capital required for the acquisition (and, as applicable, rehabilitation/renovation), provided the third party’s equity is accepted on the terms offered. Until the expiration of the New Hotel Equity ROFO Period, the RLH Member shall give to Shelbourne Capital notice describing in reasonable detail the additional hotel property and the projected equity capital being sought by the Company, RLH Member or its Affiliate and, no later than five (5) days after giving such notice, the RLH Member shall provide or make available to Shelbourne Capital, or cause to be provided or made available, all relevant documentation and other information (including, without limitation, due diligence information, a projected “pro forma” and financial returns, and a projected business plan) that the Company, RLH Member or its Affiliate has regarding the additional hotel property and the projected equity capital required. Shelbourne Capital shall have a period of at least thirty
(30) days from receipt of such documentation and other information during which to conduct a due diligence investigation of the proposed additional hotel property and proposed equity capital requirement and notify the RLH Member if Shelbourne Capital wishes to invest the proposed equity capital. Shelbourne Capital’s failure to give to the RLH Member a notice before the expiration of such thirty (30) day period shall be deemed Shelbourne Capital’s declining to invest the proposed equity capital and the Company, RLH Member or its Affiliate shall be free to seek the required equity capital elsewhere. Before the Company, RLH Member or its Affiliate shall either offer to another Person or accept from another Person all or any portion of the required equity capital on terms that are more advantageous to that Person than the terms last offered to or proposed by Shelbourne Capital, the RLH Member or its Affiliate shall first offer the same terms to Shelbourne Capital and the RLH Member or its Affiliate and Shelbourne Capital shall follow the same process as is set forth above in this Section 8.7 If Shelbourne Capital shall timely give the RLH Member notice of Shelbourne Capital’s election to invest the proposed equity capital, then the RLH Member shall proceed, or cause its Affiliate to proceed with good faith negotiations with Shelbourne Capital and, within forty-five (45) days after Shelbourne Capital’s notice of its election to invest the proposed equity capital, complete and execute definitive agreements with Shelbourne Capital or its designee for the contribution of the required by Shelbourne Capital or its designee and participation of Shelbourne Capital or its designee in the ownership of the entity acquiring the additional hotel property.

8.8    Termination Fees. If, as a result of a transfer of a Property, the Management Agreement for that Property will be terminated, the RLH Member will cause its Affiliate, Red Lion Hotels Franchising, Inc., to offer to enter into a franchise agreement under its then-standard terms and conditions consistent with Schedule 16.4(a) of the Management Contract. In the event that prior to or contemporaneously with the transfer, the transferee and the Affiliate do not enter into a franchise agreement with a term of at least three years, the Company will pay to the Affiliate a franchise termination fee in accordance with the provisions of Section 16.4(b) of the Management Contract for that hotel. The Termination Fee shall be paid on the date of the transfer of the Property. No other termination fee shall be payable for the termination of the Management Agreement in connection with a transfer of a Property. In the event that the Shelbourne Member acquires the Member Interests held by the RLH Member through the Buy/Sell process described in Section 9.6, the Company shall have the right to terminate the Management Agreement for the Properties and to enter into franchise agreements on the same terms as a transferee of a Property and if it fails to do so, will pay the termination fee for each Property that does not enter into a franchise agreement with the Affiliates (and no other termination fee shall be payable for the termination of the Management Agreement in connection with the Shelbourne Entity acquiring the Member Interests held by the RLH Member through the Buy/Sell process described in Section 9.6.)

9.	MANAGEMENT.

9.1	General Management.

9.1.1    Except as otherwise expressly provided in this Agreement, the day- to-day business and affairs of the Company shall be conducted by the Managing Member, but all decisions affecting the business and affairs of the Company that are identified by this Agreement as Major Decisions shall be made, by the Board. Unless otherwise provided in this Agreement,
(i)approval of the Board means the approval of a majority of all Directors; and (ii) any Major Decision shall require approval of at least two-thirds (2/3) of all Directors. The Board shall consist of seven (7) directors: three (3) chosen by the RLH Member; three (3) chosen by the Shelbourne Member, or their respective permitted successors and assigns; and one (1) chosen by the RLH Member from a list of five (5) independent Persons proposed by the Shelbourne Member. The initial Directors shall be those individuals set forth on Exhibit B to this Agreement. Subject to the last sentence of this Section 9.1.1, any Director may be removed with or without cause by the Member entitled to select such Director. Any Director may resign at any time upon written notice to the Company and the Members. Any vacancy in the Board shall be filled by the Member entitled to select the Director whose resignation or removal led to the vacancy. The Director who was chosen by the RLH Member from a list of Persons proposed by the Shelbourne Member may be removed by consent of the RLH Member and the Shelbourne Member, and the successor to such Director shall be selected by RLH from a list of persons proposed by the Shelbourne Member at that time (and such list may include any one or more Persons previously proposed by the Shelbourne Member on any list previously submitted to the RLH Member pursuant to this Section).

9.1.2    At all times, the Company shall have designated an additional Person (“Special Director”) who shall be deemed a member of the Board for the limited purpose of considering matters under Section 9.2.4(xxvi) and shall have no other powers and responsibilities and shall have the qualifications set forth in Section 9.1.2(a). If and when consent of the Special Director is sought for a matter which, pursuant to this Agreement, the approval or consent of the Special Director is required by the terms of the Agreement, the Special Director shall be entitled to be compensated by the Company on an hourly basis at the Special Director’s standard hourly rate (which, if the Special Director is an attorney, shall be his customary hourly rate for providing legal services) for the time actually spent by the Special Director specifically for such matter. Except exclusively for matters for which the approval or consent of the Special Director is specifically required under Section 9.2.4(xxvi), the Special Director shall not be entitled to attend meetings of the Board or receive any materials or information regarding the Company, its assets, liabilities, activities or operations (or of any of its direct or indirect subsidiaries). The initial Special Director shall be Joshua Sarner. The Board shall have the right, as a Major Decision, to replace, from time to time and at any time, the individual serving as Special Director provided the individual selected by the Board meets the criteria set forth in Section 9.1.2(a).

(a)The Special Director shall be an individual who is not and has not been for at least five (5) years:

(i)a manager or director (other than in its capacity as an independent manager or director of any Member and/or the Company or an affiliate), officer, employee, trustee, trade creditor, customer, supplier, member attorney, counsel or shareholder (or spouse, parent, sibling or child of the foregoing) of (i) a Member or the Company, (ii) a principal of a Member or the Company, (iii) any equitable or beneficial owner, partner, principal or affiliate of a Member or the Company or of a principal of any such Person, or (iv) any affiliate of any equitable or beneficial owner, partner, or principal of a Member or the Company or of a principal of any such Person; or

(ii)a creditor, customer, supplier or Person who derives any of its purchases or revenues from its activities with (i) a Member or the Company, (ii) a principal of a Member or the Company, (iii) any equitable or beneficial owner, partner, principal or affiliate of a Member or the Company or of a principal of any such Person, or (iv) any affiliate of any equitable or beneficial owner, partner, or principal of a Member or the Company or of a principal of any such Person.

A natural person who satisfies the foregoing definition other than subparagraph 9.1.2(a)(ii) shall not be disqualified from serving as Special Director of the Company if such individual who provides professional independent manager or director services (a “Professional Independent Director”) and other corporate services in the ordinary course of his business. A natural person who otherwise satisfies the foregoing definition other than subparagraph 9.1.2(a)(ii) by reason of being the independent manager or director of a “special purpose entity” affiliated with the Company shall not be disqualified from serving as Special Director of the Company if such individual is either (i) a Professional Independent Director or (ii) the fees that such individual earns from serving as Independent Director of affiliates of the Member or the Company in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.

9.2    Powers of the Board; Major Decisions.

9.2.1    The Board shall have the right, power and authority to approve any and all actions consistent with the purpose of the Company that is permitted under this Agreement and under applicable law. Furthermore, the Board shall have the power to direct the Managing Member to undertake any action which, pursuant to the provisions of this Agreement would require approval of the Board if initiated by the Managing Member or any other Member, provided that if the action is a Major Decision, it shall require the consent of two-thirds (2/3) of all Directors; and, if so directed by the Board, the Managing Member shall follow such direction. Except as provided in this Agreement, no Member shall have any right, power or authority to act (as agent or otherwise) for, or to bind, the Company in any manner (other than as expressly provided herein).

9.2.2    Subject to the authority, direction and supervision of the Board and the remaining provisions of this Agreement, the day-to-day administration of the Company’s business (including the role of the Company as a member of any Owner and the Company’s performance of the obligations of the Company under any contract to which the Company is a party) shall be conducted by the Managing Member. The Managing Member shall devote such time to the Company as shall be necessary in its sole and absolute discretion to conduct the Company’s business and to carry out its duties and responsibilities under this Agreement for the furtherance of the Company’s business. Except as otherwise directed or approved by the Board, the Managing Member shall cause compliance by the Company with the terms and conditions of any contract to which the Company is a party and enforce compliance by the other party to such contract with the Company.

9.2.3    The Managing Member shall use commercially reasonable efforts in good faith to comply with, and to administer the Company in conformance with any Business Plan and Approved Budget and the decisions and directives of the Board. Actions that result in expenses for any Property in a calendar quarter that do not increase the aggregate expenses for that Property in that calendar quarter by more than five percent (5%) above the aggregate expenses budgeted in the Approved Budget for that Property for that quarter shall be deemed to be in compliance with an Approved Budget. The Managing Member shall not take any action which constitutes a Major Decision without Approval of the Board.

9.2.4    Neither the Managing Member nor the Board shall have authority to do any of the following (each of which is deemed a Major Decision) without first obtaining the written approval of affirmative vote at a meeting of the Board of at least two-thirds (2/3) of all Directors (which approval may be effected at a meeting, or by written consents (which can be effected through electronic or facsimile transmission)):

(i)    Cause the Company or any Owner to enter into any purchase, lease or other acquisition of (a) any hotels; or (b) any real property; (c) any stock or other equity interests of or in another person or entity; or (d) any personal property (other than ordinary course operating supplies) for any one Property with a value in excess of $10,000 in the aggregate in any calendar year unless the expenditure is approved in an Approved Budget.

(ii)    Cause the Company or any Owner to enter into any sale, lease, exchange or other transfer or disposition of (a) any of the Properties or (b) any real property;
(c) any transfer of the ownership interests in any Owner, or substantially all of the assets of any Owner, as part of a single transaction or plan or in integrated multiple transactions.

(iii)    Amend this Agreement or the certificate of formation of the Company or approve the amendment of any of the operative organizational documents of any Owner.

(iv)    Change, or approve a change in, the purpose or nature of the business of the Company or any Owner.

(v)	Change the Company or any Owner to any other legal form.

(vi)    Cause the Company or any Owner to engage any Management Company (other than Red Lion Hotels Management, Inc.), or to terminate the Management Contract for any of the Properties; or to amend or terminate any Management Contract for any of the Properties.

(vii)    Cause the Company or any Owner to (a) enter into any Material Contract for which the contract expenditure has not been included in an Approved Budget or Business Plan, or (b) amend any Material Contract to increase the expenditure required by the Company in excess of the amounts approved in an Approved Budget or Business Plan, or (c) enter into any partnership or joint venture agreement.

(viii)    Cause the Company or any Owner to enter into any agreement that is not related to the operations or ownership of the assets of the Company or the Owners.

(ix)    Admit a new Member to the Company or to any Owner, or cause the Company or any Owner to issue (or grant any option for) any additional Member Interest (or any obligation or instrument convertible into an additional Member Interest) to any Person, or to redeem any Member Interest.

(x)    Cause any merger or reorganization of the Company or any Owner with another limited liability company, corporation, general partnership, limited partnership, or other entity.

(xi)    Change the Managing Member of the Company or the managing member, manager, or general partner of any Company.

(xii)    Liquidate, dissolve, wind-up or terminate the business of the Company or any Owner (except for termination of the business of a subsidiary after a sale of all of the assets of such subsidiary).

(xiii)    Call for capital or any loans to be funded to the Company or any Owner if not specifically stated in the Business Plan.

(xiv)    Approve or amend any Business Plan or Approved Budget (operating and capital) of the Company or any Owner.

(xv)	Make expenditures for capital improvements, provided that:
(a) such approval shall not be required for capital improvements that are included in an Approved Budget or Business Plan; (b) Managing Member may cause the Company or Owner make capital expenditures that are reasonably required to address emergency situations posing a risk of imminent harm to persons or property; and (c) Managing Member may authorize the Company or Owner to make capital expenditures not included in an Approved Budget or Business Plan for which the expenditure is less than $10,000 for any one Property in any one calendar year.

(xvi)    Take any act or cause the Company or any Owner to do anything that which would cause a Member to incur personal liability for the obligations of the Company or any Owner, as applicable, without the prior written consent of such Member (which the Member shall have the right to withhold in the Member’s sole discretion).

(xvii)    Do anything which would make it impossible to carry on the ordinary business of the Company or any Owner.

(xviii)    Confess (or enter into any agreement to confess) a judgment against the Company or cause any Owner to confess (or enter into any agreement to confess) a judgment against the Company or any Owner.

(xix)    Cause the Company or any Owner to borrow any money or to become obligated as a guarantor or surety for any Person or with respect to any obligation or assign or grant a security interest in any of the assets of the Company or any Owner.

(xx)    Cause the Company or any Owner to give a mortgage, security interest or other encumbrance or pledge of all or any portion of any of the interests of the Company or Holdco in any Owner or in all or any portion of any of the Properties or on any other assets of the Company or Owner (other than ordinary course of business financing for any Owner for furniture, fixtures and equipment (FF&E) approved as part of an Approved Budget).

any Owner.

(xxi)	Cause any prepayment of indebtedness of the Company or

(xxii)    Establish any Cash Reserves not specifically provided for in the Business Plan or Approved Budget.

(xxiii)    Cause any Distribution of Distributable Cash except as approved in an Approved Budget or provided for in a distribution policy adopted by the Board as a Major Decision.

(xxiv)    Cause the Company or any Owner to enter into any transaction, including the rendering of services, between a Member or any Affiliate of a Member and the Company, other than those identified in this Agreement.

(xxv)    Cause the Company or any Owner to commence or settle (or otherwise dispose of) any litigation, provided that such approval shall not be required to commence or settle any litigation: (a) for which insurance proceeds will cover the entire claim less a deductible that is part of an insurance program that has been Approved by the Board as a Major Decision; or (b) for which the cost to the Company is less than $50,000 in the aggregate for any single Property in any one calendar year.

(xxvi)    Cause the filing, or consent to the filing of, on behalf of the Company or any Owner, of a petition or other similar action in bankruptcy or similar proceeding for Company or any Owner (including: filing an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature or otherwise seeking any relief under any laws relating to the relief from debts or the protection of debtors generally; seeking, consenting to or acquiescing in the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Company or any Owner; making an assignment of its assets for the benefit of its creditors or an assignment of the assets of another entity for the benefit of such entity’s creditors; or taking any action in furtherance of the foregoing). Any action described in this subsection (xxvi) shall require the prior written consent of the Special Director.

elections.

(xxvii)	Cause the Company or any Owner to make any tax

9.2.5    The Managing Member shall give to all members of the Board prior notice of any meeting at which the Board will be asked to vote on any matter or action which constitutes a Major Decision.

9.2.6    The Board shall hold meetings either in person or by video- conference or teleconference at least once per calendar quarter and, in addition, a meeting of the Board shall be held within five (5) business days of the request of any two of the Directors by notice to the Managing Member. Managing Member shall provide meeting minutes and meeting materials to the Directors.

9.2.7    The Members and the Board hereby approve the retention of RLH Management as the Management Company pursuant to a Management Contract with each Owner owning one of the Properties, and the payment of fees and other amounts as described in the Management Contracts. The Company shall exercise its voting and other control to cause Holdco to cause the other Owners as applicable, to retain RLH Management as its Management Company.

(a)The prior approval of the Board as a Major Decision shall be required for any instance in which an Owner takes action (i) to provide approval, consent, agreement, or exercise of any termination right in connection with a Management Contract, or
(ii)to provide approval, consent, agreement for, or enter into, or to terminate any franchise agreement.

(b)Notwithstanding any other provision of this Agreement, as long as the Management Company is either an Affiliate of the RLH Member or the RLH Member or any Affiliate of the RLH Member has directly or indirectly an ownership interest in the Management Company all decisions relating to (i) the exercise of any consent, approval, option or election of an Owner under a Management Contract, or (ii) making any claim (or exercising any remedies) against the Management Company or commencement (or settlement) of any action to enforce or decision to terminate a Management Contract as a result of a default in the obligations of the Management Company under the Management Contract, shall be made and exercised by the Board with approval of a majority of the Directors appointed by the Shelbourne Member and the Independent Director, without a vote by the Directors appointed by the RLH Member. Subject to the preceding sentence, RLH Management shall not be terminated as the Management Company without the approval of the Board as a Major Decision. For the avoidance of doubt, this provision shall not apply to limit the right of the Directors appointed by the RLH Member to participate in the approval of a budget as a Major Decision.

(c)Notwithstanding any other provision of this Agreement or in any Management Agreement, if the Properties have not met the following performance-based test, the Company shall have the right (through its wholly-owned subsidiary, Holdco and through Holdco’s ownership of the Owners) to cause the Owners to terminate the Management Contracts with the Management Company (without payment of any termination fee) upon decision by the Board with approval of a majority of the Directors appointed by the Shelbourne Member and the Independent Director, and without a vote by the Directors appointed by the RLH Member:

(i)Performance Test. If for any two consecutive six-month periods (each six-month period is an “Operating Period”) beginning with the first day of the second Full Operating Year (as defined in the Management Contract) (each two consecutive six- month period is a "Testing Period"), each of the following occurs in both of such Operating Periods: (a) the aggregate Gross Operating Profit (as defined in the Management Contract) achieved by the Properties for each Operating Period is less than 90% of the aggregate Gross Operating Profit set forth in the Approved Business Plan for such Operating Period, and (b) the average RevPAR for all of the Properties for each such Operating Period is less than 90% of the average RevPAR for hotels in the Competitive Set for the same Operating Period (collectively, the "Performance Test"). If no Approved Business Plan has been approved by the Parties for any Operating Year (as defined in the Management Contract), the applicable Approved Business Plan for purposes of computing the Performance Test shall be that from the preceding Operating Year. As promptly as reasonably possible after the end of each Testing Period, the Managing Member shall obtain the relevant RevPAR reports (i.e., STAR Reports from STR Global) and provide to the Members such RevPAR reports and the Gross Operating Profit information needed to confirm whether the Performance Test has been achieved for such Testing Period. If the Performance Test is not achieved for any Testing Period, then the Company (subject to the provisions regarding decisions of the Board as set forth in Section 9.2.7(b)) may exercise its right to cause the termination of the Management Contracts for all of the Properties by delivering a notice of termination to Management Company given within sixty (60) days after receipt by the Company of the certified financial statements for the Properties for the second such Operating Period, specifying a termination date not less than sixty (60) days nor more than one hundred- twenty (120) days after the delivery of such notice. Notwithstanding the foregoing, the Company's right to cause termination of Management Contracts under this Section 9.2.7(c) shall not be exercisable if the applicable level of aggregate Gross Operating Profit or the applicable relative RevPAR results is not achieved as a result of: (i) Force Majeure (as defined in the Management Contract) affecting the Properties, (ii) a failure of Owners to fund a Funds Request that Section 5.5.2 of the Management Contract requires Owners to fund, or (iii) the performance of approved Building Capital Improvements (as defined in the Management Contract) or ROI Capital Improvements (as defined in the Management Contract) adversely affecting a material portion of the income generating areas of the Properties or any other area material to the operation of the Properties ).

(ii)Cure Right. Notwithstanding anything to the contrary in this Section 9.2.7(c), if Company causes a notice of termination to be given pursuant to Section

9.2.7(c)(i), the Management Company shall have the right, but not the obligation, to pay to the Company, within sixty (60) days after receipt by Management Company of such termination notice, an amount equal to the difference between: (a) 90% of the aggregate Gross Operating Profit set forth in the Operating Plan for the Test Period giving rise to Company's right to cause the termination, and (b) the actual aggregate Gross Operating Profit for such Operating Period. If Management Company timely makes such payment, Company's notice of termination shall be deemed withdrawn for the Testing Period on which such notice of termination was based.

(iii)Competitive Set. Schedule 9.2.7(c) lists a set of competitive hotels for each of the properties (the "Competitive Set") for the purposes of the Performance Test. If a material change to any hotel in the then existing Competitive Set occurs, including the cessation of operation of a hotel, or a material change in the standards of operation of a hotel, then either the Company (by decision of by decision of a majority of the Directors appointed by the Shelbourne Member and the Independent Director) or the Management Company may request the replacement of such hotel in the Competitive Set, provided the replacement hotel has been in operation for at least three full years. The Initial Competitive Set as agreed upon as of the Effective Date by the Company (by decision of by decision of a majority of the Directors appointed by the Shelbourne Member and the Independent Director) and the Management Company shall constitute the Competitive Set as of the Effective Date. The Competitive Set shall be reviewed by the Company and the Management Company as part of the process for the Company’s approval of the Approved Business Plan and only amended with the approval of the Company (by decision of by decision of a majority of the Directors appointed by the Shelbourne Member and the Independent Director) and the Management Company.

(d)Notwithstanding any other provision of this Agreement, as long as the franchisor with whom an Owner is to enter, or has entered into, a franchise agreement is either an Affiliate of the RLH Member or the RLH Member or any Affiliate of the RLH Member has directly or indirectly an ownership interested in the franchisor all decisions relating to (i) entering into a franchise agreement with such franchisor, (ii) the exercise of any consent, approval, option or election of an Owner under a franchise agreement with such franchisor, or
(iii)making any claim (or exercising any remedies) against such franchisor or commencement (or settlement) of any action to enforce or decision to terminate a franchise agreement with such franchisor as a result of a default in the obligations of such franchisor under the franchise agreement with such franchisor, shall be made and exercised by the Board with approval of a majority of the Directors appointed by the Shelbourne Member and the Independent Director, without a vote by the Directors appointed by the RLH Member. If the Company and the Management Company are unable to agree on an amendment to the Competitive Set, it will be determined by the alternative dispute procedure set forth in Article 17 of the Management Contract

9.3	Resignation or Removal of the Managing Member.

9.3.1    The Managing Member may resign at any time upon written notice to the Company and the Members. If the Managing Member is a Member, resignation of the Managing Member shall have no effect on such Member’s rights or interest as a Member.

9.3.2    The Member which is not the Managing Member (the “Removing Member”) shall have the right to remove the Managing Member by written notice to the Managing Member (a “Removal Notice”) and become the Managing Member upon the occurrence of any one or more of the following (each a “Company Removal Event”):

(i)    the Managing Member has committed fraud, willful misconduct, or the misappropriation of funds. The actions of employees of the Managing Member who commit fraud, willful misconduct or the misappropriation of funds shall not be imputed to the Managing Member for purposes of this section unless: (1) the actions are taken by a person who is a member of the board of directors of the Managing Member or one of the RLHC Senior Management; (2) the acts or omissions that constitute fraud, willful misconduct, or the misappropriation of funds resulted from the gross negligence, willful misconduct or fraudulent acts of one or more members of the board of directors of the Managing Member or one or more of the RLHC Senior Management in supervising such employee; or (3) the Managing Member, promptly after learning of the act or omission that constitutes fraud, willful misconduct, or the misappropriation of funds and the identity of the employee responsible for such act or omission, fails to terminate the employee responsible for such act or omission;

(ii)    the Managing Member has committed gross negligence or the material breach of this Agreement which breach, if curable, has not been cured within thirty (30) days after notice of such breach to the Managing Member, so as to have no material adverse effect on the Company or the Shelbourne Member provided that if the breach can be cured by the payment of money in a determinable amount, the Managing Member shall be required to pay that amount to effect the cure;

(iii)    while the Management Company is an Affiliate of the Managing Member, or any other Affiliate of the Managing Member is engaged by the Company or an Owner to perform services for the Company or any Owner, in the event that any executive of the Management Company or such other Affiliate who holds a position as a director or a more senior level executive commits fraud, willful misconduct, or the misappropriation of funds, gross negligence, or the material breach of the Management Contract (or such other agreement) and which breach, if curable has not, within thirty (30) days after notice of such breach to the Managing Member, been cured so as to have no material adverse effect on the Company or the Shelbourne Member provided that if the breach can be cured by the payment of money in a determinable amount, the Managing Member shall be required to pay that amount to effect the cure. The Managing Member shall have the same responsibility for other employees of the Management Company or such other Affiliates and it shall be a Company Removal Event if any of these actions are determined to have been committed by such other employees and the Management Company does not promptly take steps to terminate the employment of those persons;

(iv)    the taking by the Managing Member of a Major Decision, without first obtaining Board approval, unless: the action is ratified by the Board by the same vote as was required for the action as a Major Decision within thirty (30) days after notice to the Managing Member; or is cured by the Managing Member so as to have no material adverse effect on the Company or the Shelbourne Member provided that if the breach can be cured by the payment of money in a determinable amount, the Managing Member shall be required to pay that amount to effect the cure;

(v)	the Bankruptcy of the Managing Member; or

(vi)    the Bankruptcy of the Management Company (while the Management Company is an Affiliate of the Managing Member).

9.3.3    The Removing Member may exercise such rights of removal and termination by giving Notice thereof (a “Removal Notice”) to the Managing Member and any other Member. Any removal of the Managing Member pursuant to this Section 9.3 shall be effective as of the date the Removal Notice is given or such later date as the Removing Member shall have specified in the Removal Notice (“Removal Date”). Upon such removal of the Managing Member, the Removing Member shall become the replacement Managing Member.

9.3.4    In the event that the Managing Member provides a written notice of its objection to the removal within ten (10) days following receipt of the Removal Notice, the dispute shall be resolved by arbitration in accordance with Section 24.

9.3.5    If the RLH Member is removed as Managing Member because a person who is a member of the board of directors or one of the RLHC Senior Management committed fraud, willful misconduct or misappropriation of funds or because of the Bankruptcy of the Managing Member, then, notwithstanding any other provision of this Agreement, the RLH Member and all Directors who have been chosen by the RLH Member shall no longer have any voting, consent or approval rights with regard to actions of the Company (including, without limitation, any action of the replacement Managing Member) and the vote of an independent Director shall not be required for any vote of the Board on a decision for which this Agreement otherwise requires a Board vote.

9.4    RLH Member Listing. The Members recognize that the RLH Member is an affiliate of one or more entities that is subject to reporting, notice and other procedural requirements imposed by the New York Stock Exchange or other exchanges on which its securities are listed or reported (in each case, the “Exchange”), and that actions taken by the RLH Member must comply with such requirements. In recognition of this fact, the Board shall, as part of its approval of any action by the Company, take all reasonable steps (to the extent that they do not adversely affect the rights of the Shelbourne Member or impose additional obligations on the Shelbourne Member) to accommodate the RLH Member’s compliance with such reporting, notice and other procedural requirements of the Exchange, which may require, among other things, providing adequate time (i) for public notice of actions or events and (ii) for the process of obtaining internal approvals by the RLH Member and its Affiliates. Moreover, the Board members selected by the RLH Member shall be authorized to condition their approval or the timing of any action requiring Board approval to accommodate the RLH Member’s compliance with reporting, notice and other procedural requirements of the Exchange.

9.5	Special Rules for Owners.

9.5.1    It is the intention of the Members that the legal and economic agreement between the Members embodied in this Agreement shall govern and control, whether a Company asset is owned directly by the Company or is owned through an ownership interest in an Owner. The Business Plan for the Company shall include the Business Plan of each Owner.

9.5.2	In addition, the following shall apply to each Owner:

(a)if the partnership agreement, limited liability company agreement or similar agreement for an Owner requires the Company, as a partner or member in such Owner, to approve any matter which, had it been undertaken by the Company, would have required approval of the Member, then such matter shall be deemed approved by the Company if, and only if, such matter is approved in accordance with the provisions of this Agreement (including those regarding any matter that would be a Major Decision) as if such matter was being untaken by the Company; and

(b)the Owners will obtain third party equity or debt, including first mortgage financing on Properties and any such equity or debt will pertain to the Owners of the Properties and not the Company.

9.6	Deadlocks; Buy/Sell.

9.6.1    If, after the expiration of the Buy-Sell Lockout Period, either (a) there is an Unresolved Deadlock, or (b) the RLH Member or the Shelbourne Member shall elect to trigger a buy/sell as between the Members, then either Member may initiate (“Initiating Member”) the buy-sell procedures of this Section 9.6 (“Buy/Sell”). (An “Unresolved Deadlock” shall mean the Board is deadlocked and unable to reach agreement on any matter that requires agreement of the Directors as a Major Decision or consent or approval of the Board, the matter shall have been submitted by the Members to an individual mediator mutually agreeable to the Members, for purposes of attempting to resolve the deadlock, and (despite reasonable good faith efforts of the Members to mediate the dispute such mediation does not resolve the deadlock within thirty (30) days after submission to the mediator) the dispute is not resolved.).

9.6.2    The Initiating Member shall commence the Buy/Sell by giving written notice (a “Buy/Sell Notice”) to the other Member (in such capacity, the Member receiving the Buy/Sell Notice shall be referred to as the “Receiving Member”) specifying the cash price, conditions and terms on which the Initiating Member would be willing to purchase an undivided one hundred percent (100%) interest in the Company (“Total Price”).

9.6.3    Within 60 days after the receipt of the Buy/Sell Notice, the Receiving Member shall then be obligated to notify the Initiating Member (“Receiving Member Notice”) of its irrevocable acceptance of the Initiating Member’s offer by electing either:

(a)	to sell to the Initiating Member all of its Member Interests; or

(b)	to buy the Initiating Member’s aggregate Member Interests,

at a cash price (in the case of either of the foregoing (a) or (b)) equal to the aggregate net cash proceeds which such Receiving Member (in the case of the foregoing (a)) or Initiating Member (in the case of the foregoing (b)) would receive under the liquidating distribution provisions set forth in Section 12 if all of the assets of the Company were sold for cash to a third party, all allocations of items of income, gain, loss or deduction were made pursuant to this Agreement, and the Company received cash sales proceeds equal to the Total Price less normal and customary closing costs.

9.6.4    If the Receiving Member is unable to agree as to whether to buy or sell, or upon the failure of the Receiving Member to return the Receiving Member Notice within 60 days of its receipt of the Buy/Sell Notice, the Receiving Member shall be deemed to have made an election to sell to the Initiating Member all of its Member Interests. Such election shall be deemed to occur on the 61st day following the Receiving Member’s receipt of the Buy/Sell Notice.

9.6.5    Once an election has been made or deemed to have been made with respect to a Buy/Sell Notice (the date of such election, the “Election Date”), the Member who has elected to purchase the other Member’s Member Interests (“Buying Member”) shall deposit, within ten (10) Business Days of such election or deemed election with a nationally recognized title insurance company, designated in the Buy/Sell Notice, unless otherwise designated by the Member selling its Member Interests (“Selling Member”) five percent (5%) of the amount described in Section 9.6.3 (“Purchase Price”) as a nonrefundable deposit. The Selling Member shall execute such commercially reasonable documentation as is requested by Buying Member to transfer the Selling Member’s Member Interest. The Buying Member shall have 90 days from the Election Date to consummate the purchase and sale. At the closing, the amount of the Purchase Price (less the amount of any deposit) shall be paid in cash by the Buying Member. The Company and the Member who is not the Buying Member in a Buy/Sell transaction under this Section shall each use their commercially reasonable efforts to facilitate the consummation of the closing contemplated hereunder.

9.6.6    Failure by the Selling Member to take those actions necessary to consummate the closing of the purchase and sale contemplated by this Section 9.6 shall constitute a default under this Agreement by the Selling Member, in which case the Buying Member, as the non-defaulting Member, shall be considered to have been granted a power of attorney to act on behalf of the defaulting Member and the Company to take such actions as are reasonably necessary to consummate such purchase and sale (in addition to any other remedies the Buying Member may have under this Agreement for default by the Selling Member).

9.6.7    Failure by the Buying Member to tender the full amount of the Purchase Price in cash by the period prescribed above or otherwise to take such actions as are necessary timely to consummate such purchase shall constitute default by the Buying Member and shall (i) entitle the Selling Member to be paid and retain the non-refundable deposit, and (ii) give the Selling Member the right, but not the obligation, to become the Buying Member in the contemplated transaction; provided, however, the new Buying Member shall (A) have sixty (60) days from the originally scheduled closing to consummate its purchase and (B) be entitled to make such purchase at ninety-five percent (95%) of the price provided in Section 9.6.3(a) or (b), as applicable. If the new Buying Member shall fail to consummate its purchase within such sixty
(60) days, then the Buy/Sell process shall be deemed terminated as between Buying Member and Selling Member without prejudice to the right of either Member to invoke a new Buy/Sell.

9.6.8    Notwithstanding anything to the contrary set forth in this Section 9.6, the Buy/Sell provisions of this Section 9.6 may be amended at any time by Managing Member if and to the extent that such amendment is required to comply with the listing requirements of the New York Stock Exchange and approved by the Board, provided, that the Managing Member shall not revise any of the provisions of this Section 9.6 if the effect of doing so would be to materially and adversely impact the economic rights of a Member or materially amend the terms of this Agreement.

9.6.9    In any purchase by the Shelbourne Member pursuant to this Section 9.6, the RLH Member shall (a) cause to be assigned (to the extent they are assignable) to the Shelbourne Member or its Affiliate any permits and licenses that may be held for any of the Properties in the name of the Management Company or its Affiliate, any Affiliate of the Company, or any Affiliate of the RLH Member, and (b) cause such entities to cooperate with the Shelbourne Member and its Affiliate in the transition of permitting and licensure for the Properties.

9.7	Conflict of Interest.

9.7.1    The Managing Member may employ on behalf of the Company such Persons as it deems advisable for the operation and management of the business of the Company on terms and for such compensation as it may determine but only with the prior approval of the Board as a Major Decision (and, in the case of, of a Person who is an Affiliate of a Member or in whom either a Member or an Affiliate of a Member has directly or indirectly an ownership interested in the Person, then the decision of the Board shall be a Major Decision but also require approval of a majority of the Directors who were appointed by the Member which does not (and whose Affiliate) does not have an ownership interested in the Person. Any such Person may also be employed or retained by either Member in connection with other business ventures of the Managing Member or its employees or Affiliates.

9.7.2    The fact that the Managing Member, or an employee or Affiliate of the Managing Member, is directly or indirectly interested in or connected with any person, firm or corporation employed by the Company or from whom the Company, with prior Board approval, may borrow money or buy merchandise, services or other property, shall not prohibit the Managing Member from employing or from dealing with such person, firm or corporation on behalf of the Company with prior Board approval, but in such case the Board approval shall be that as applies to a Major Decision.

9.8    Member Approval. No annual or regular meetings of the Members are required to be held. If such meetings are held, such meetings shall be noticed, held and conducted pursuant to the Act. In any instance in which the approval of the Members is required under this Agreement, such approval may be obtained in any manner permitted by the Act. Unless otherwise provided in this Agreement, approval of the Members means the approval of a Majority In Interest of the Members. To the extent permitted by the Act, any action required or permitted to be taken at a meeting of the Members or the Board, as the case may be, may be taken without a meeting by written action signed by the number of Members or Directors who would be required to take the same action at a meeting of the Members or Board at which all Members or Directors were present. The written action is effective when signed by the required number of Members or Directors, unless a different effective time is provided in the written action.

9.9     Execution of Documents. In order to document actions authorized or permitted by this Agreement, each check, contract, deed, lease, promissory note, deed of trust, escrow instruction, bond, release or any other documents of any nature whatsoever, in any way pertaining to the Company or on behalf of the Company, shall be signed by the person or persons designated from time to time by the Managing Member.

9.10	Liability/Indemnification.

9.10.1    Neither any Member nor any Director shall be liable, responsible or accountable in damages or otherwise to the Company or to the other Members or Directors for any acts performed within the scope of the authority conferred on such Member or Director by this Agreement, except for such Member’s or Director’s gross negligence, willful misconduct or breach of fiduciary duty. The Company shall indemnify and hold harmless the Members and Directors (individually, each an “Indemnitee”) from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, brought against, or threatened against, such Indemnitee by reason of the fact such Indemnitee was a Member or Director of the Company. Such indemnification shall be provided regardless of whether the Indemnitee continues to be a Member or Director at the time any such liability or expense is paid or incurred.

9.10.2    Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Section 9.10, shall from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that such person is not entitled to be indemnified under this Section 9.10.

9.10.3    The indemnification provided by this Section 9.10 shall be in addition to any other rights to which the Indemnitee may be entitled under any agreement, vote of the Members, as a matter of law or equity or otherwise and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

9.10.4    The Company shall purchase and maintain insurance, at the Company’s expense, on behalf of the Members, Directors, the Managing Member and such other persons as the Managing Member shall reasonably determine against any liability that may be asserted against, or any expense that may be incurred by, such persons in connection with the activities of the Company and/or the acts or omissions of such persons regardless of whether the

Company would have the power to indemnify such persons against such liability under the provisions of this Agreement.

9.10.5    Any indemnification under this Section 9.10 shall be satisfied solely out of the assets of the Company. No Member shall be subject to personal liability or required to provide any funds, or to cause any funds to be provided, to Company to satisfy any indemnification obligation of the Company under this Section 9.10.

9.11    Compensation of the Directors and the Managing Member. Except for the reimbursement of expenses provided in Section 13.5 and any services provided by the Managing Member pursuant to a written agreement entered into between the Company and the Managing Member, the Directors and the Managing Member shall receive no compensation for services rendered to the Company.

9.12    No Withdrawal of Members. No Member shall have the right to withdraw from the Company.

9.13    Umbrella Insurance To Be Maintained by RLH Member. The Company will maintain primary and excess liability insurance coverage with limits of not less than $75 million, covering the Company, Holdco and the Owners, and if permitted by the insurance carriers, the RLH Member shall arrange for the Company, Holdco and the Owners to be additional insureds on coverage maintained by the RLH Member with limits of not less than $75 million, in which event the Company will pay a reasonably allocated share of the premiums for such coverages.

10.	RESTRICTIONS ON TRANSFER; NEW MEMBERS.

10.1    Limitations on Transfers. Except as set forth in Sections 10.2 and 10.3 below, no Member shall for any reason, whether voluntarily, involuntarily or by operation of law, Transfer all or any of such Member’s Member Interest, without the prior written consent of the Members. (For purposes of this Section 10, a Transfer subject to this Section 10 shall include the Transfer of all or substantially all of the ownership interests in or the control over a Member, and in such case, the provisions of this Section 10 shall treat such Transfer as if it is a transfer of all of the Member Interests of the Member the ownership interests in or control of which are the subject of the Transfer.) Notwithstanding the foregoing or any other provisions contained in this Agreement, under no circumstances shall any Member Transfer, or enter into any agreement or arrangement contemplating a Transfer, of any portion of such Member’s Member Interest if the proposed Transfer would violate the terms of (a) any loan agreement to which the Company or Owner is party, (b) any loan secured by any Property, or (c) any guaranty of any obligations of the Company or Owner given to a third party lender providing a loan secured by any of the Properties. Any Transfer not expressly permitted in this Agreement shall be null and void. A transferee of a Member Interest shall have the right to become a substitute Member only if (i) consent of the Members is given (if required), (ii) such person executes an instrument satisfactory to the Members accepting and adopting the terms and provisions of this Agreement, and (iii) such person pays any reasonable expenses in connection with his or her admission as a substitute Member. The admission of a substitute Member shall not release the

Member who assigned the Member Interest from any liability that such Member may have to the Company.

10.2    Excluded Transfers. The provisions of Sections 10.1, 10.3 and 10.4 shall not apply to: (a) any Transfer by a Member of any of its Member Interests to an Affiliate of such Member; (b) in the case of the RLH Member, any purchase of any of the stock of the RLH Member; or (c) in the case of the Shelbourne Member, (i) any Transfer of any direct or indirect ownership interests in the Shelbourne Member by one or more of the direct or indirect owners of the Shelbourne Member to any one or more other direct or indirect owners of the Shelbourne Member, (ii) any Transfer of any direct or indirect ownership interests in the Shelbourne Member or in any owner of the Shelbourne Member that is not described in the foregoing (i) or
(ii) and does not constitute a Transfer of control of the Shelbourne Member. Notwithstanding any other provision of this Section 10, while the CS Loan is outstanding no Transfer of Member Interests shall occur unless either (x) it is a Permitted Transfer (as that term is defined in the Loan Agreement for the CS Loan) or (y) it has the prior written consent of the Agent (as that term is defined in the Loan Agreement for the CS Loan).

10.3	Right of First Offer for Member Interests.

10.3.1    No Member shall solicit, offer or accept any proposal to Transfer all or any portion of such Member’s Member Interest without first offering the same to the other Member in accordance with this Section 10.3.

10.3.2    If at any time and from time to time (1) a Member desires to offer all or any part of the Member’s Member Interest for Transfer to any third party not Affiliated with such Member or (2) a Member receives from a third-party purchaser not Affiliated with such Member a bona fide written offer for the purchase of all or any part of the Member’s Member Interest on terms which such Member desires to accept (the terms of such offer, in the case of either (1) or (2), including the share of the Member’s Member Interest to be the subject of the proposed Transfer, the applicable sales price, method of payment of the sales price, anticipated closing date measured from the date of any to-be-executed contract, and any other material specified terms of the offer being herein called, in the aggregate, the “Transfer Offer”), then the Member desiring so to make or accept the Transfer Offer (the “ROFO Initiating Member”) shall provide written notice of the terms of such Transfer Offer (the “ROFO Sale Notice”) to the other Member (the “ROFO Non-Initiating Member”) (The share of the ROFO Initiating Member’s Member Interest offered in the Transfer Offer is the “ROFO Offered Interests”. The Transfer Offer offered to the ROFO Non-Initiating Member is the “ROFO Offer”.)

10.3.3    The ROFO Non-Initiating Member shall have thirty (30) days from the date of the ROFO Sale Notice (the “ROFO Response Period”) to provide written notice to the ROFO Initiating Member of the ROFO Non-Initiating Member’s election to accept the
ROFO Offer.

10.3.4    If the ROFO Non-Initiating Member elects to accept the ROFO Offer, then the Members shall consummate the Transfer on the terms of the ROFO Offer.

10.3.5    If the ROFO Non-Initiating Member does not elect to accept the ROFO Offer, then for a period of up to six (6) months following the expiration of the Response Period (the “Transfer Sale Period”) the ROFO Initiating Member shall have the right to consummate and close with a third-party purchaser not Affiliated with such Member the Transfer of the ROFO Offered Interests at a price that is at least ninety-five percent (95%) of the price set forth in the ROFO Offer and otherwise on terms that are no more advantageous to the third-party purchaser than in the ROFO Offer. If the ROFO Initiating Member is unable within such Transfer Sale Period to consummate and close with a third-party the purchaser the sale of the Member Interests at a price that is at least ninety-five percent (95%) of the price set forth in the ROFO Offer and otherwise on terms that are no more advantageous to the third-party purchaser than in the ROFO Offer, then the ROFO Initiating Member must again submit a new offer to the Non-Initiating Member under the terms of this Section 10.3 before the ROFO Initiating Member may solicit, offer or accept any proposal to Transfer any of the Member Interests of the ROFO Initiating Member to any third party not Affiliated with such Member.

10.4    Title. Upon any Transfer of Member Interests in the Company made in accordance with the terms of this Agreement, the transferee shall take, own, hold and Transfer such Member Interests in the Company pursuant and subject to each and all of the provisions, conditions and covenants of this Agreement, as fully as if such transferee were designated as a Member herein. As a condition precedent to any Transfer of Member Interests in the Company, the transferee shall agree in writing to be bound by all provisions of this Agreement.

10.5    No Dissolution. If a Member Transfers all or any part of its interests in the Company without complying with the provisions of this Agreement, such action shall not cause or constitute a dissolution of the Company.

10.6    New Members. No new Member may be admitted into the Company without the consent of the Members. No new Member shall be issued any Member Interest in return for services.

11. PURCHASE OF MEMBER’S INTEREST UPON BANKRUPTCY O F A MEMBER.

11.1    Rights to Purchase Upon Bankruptcy of a Member. Upon the Bankruptcy of a Member (a “Termination Event”), the Company and/or the Member other than the bankrupt Member (the “Other Member”) shall have the right to purchase, and the bankrupt Member’s estate or legal representative (collectively, the “Former Member”) shall sell, all or any portion of the Former Member’s Member Interest in the Company, as set forth in the following sections:

11.2     Right to Purchase Forme r Member’s M ember Int e rest b y Compan y and/or Other Member. Within thirty (30) days after the fair market value of the Former Member’s Member Interest has been determined in accordance with Section 11.3 (the “Company Acceptance Period”), the Company (as determined by the Other Member) or the Other Member shall notify the Former Member in writing (the “Termination Event Notice”) of the Company’s or the Remaining Member’s desire to purchase all or a portion of the Former Member’s Member Interest, in which case, the Company or the Other Member, as applicable, shall purchase and the

Former Member shall sell, the Former Member’s Member Interest, in accordance with this Article 11. The failure of Company or the Other Member to submit a Termination Event Notice within the Company Acceptance Period shall constitute an election on the part of the Company and the Other Member not to purchase any of the Former Member’s Member Interest. A Termination Event Notice shall specify the amount of the Former Member’s Member Interest that the Company or the Other Member, as applicable, desires to purchase. If the Company and the Other Member do not collectively elect to purchase all of the Former Member’s Member Interest, the Former Member’s heirs or successors in interest (collectively, “Successor”), as the case may be, shall retain any portion of the Former Member’s Member Interest not so purchased by the Company and/or the Other Member. Such Successor shall not have the power or authority to conduct Company business.

11.3    Purchase Price. The purchase price for all of the Former Member’s Member Interest shall be the fair market value of the Former Member’s Member Interest as determined by an independent third party appraiser with at least ten (10) years’ experience valuing company ownership interests and who is acceptable to the Board in their reasonable discretion within thirty (30) days following delivery of notice by the Company or the Other Member requesting determination of such fair market value. If an appraiser is not agreed upon by the Board, then the selection of an appraiser meeting the foregoing criteria shall be promptly submitted to the American Arbitration Association for a determination in accordance with its rules. The parties shall use their best efforts to obtain an expedient determination of fair market value. The fees of the appraiser and any arbitrator(s) and the costs to be paid to the American Arbitration Association shall be paid fifty percent (50%) by the Other Member or the Company, as applicable, and fifty percent (50%) by the Former Member.

11.4    Payment of Purchase Price. The Company and/or the Other Member, as the case may be, shall pay to the Former Member at the Closing (as hereafter defined) one-fifth (1/5) of the purchase price for the Former Member’s Member Interest being acquired, with the balance of the purchase price to be paid to the Former Member in four (4) equal annual principal installments, plus accrued interest, each year on the anniversary date of the Closing. The unpaid principal balance shall accrue interest at the current applicable federal rate as provided in the Code for the month in which the initial payment is made, but the Company and/or the Other Member, as the case may be, shall have the right to prepay the balance of the promissory note(s) referenced below in full or in part at any time without penalty. The obligation of the Other Member and/or the Company, as applicable, to pay its respective portion of the balance due shall be evidenced by a separate promissory note executed by the Other Member and/or the Company, as applicable. Each such promissory note shall be in an original principal amount equal to the portion owed by the Other Member or the Company, as applicable. The promissory note executed by the Other Member shall be secured by a pledge of that portion of the Former Member’s Member Interest purchased by the Other Member.

11.5     C losi ng of Purchas e of Former Membe r’s Inte rest . The closing for the sale of a Former Member’s Member Interest pursuant to this Article 11 (the “Closing”) shall be held at 10:00 a.m. at the principal office of Company no later than sixty (60) days after the determination of the purchase price, except that if the date of the Closing falls on a Saturday, Sunday or Colorado legal holiday, then the Closing shall be held on the next succeeding business day. At the Closing, the Former Member shall deliver to the Company and/or the Other Member, as appropriate, an instrument of Transfer, containing warranties of title and no encumbrances, conveying the Former Member’s Member Interest purchased by the Company and/or the Other Member. The Former Member, the Company and/or the Other Member, as applicable, shall do all things and execute and deliver all papers as may be reasonably necessary fully to consummate such sale and purchase in accordance with the terms and provisions of this Agreement.

12.	DISSOLUTION AND WINDING UP OF THE COMPANY.

12.1    Dissolution of Company. The Company shall be dissolved upon the happening of any of the following events (each a “Dissolution Event”):

(a)	The written consent of all of the Members;

(b)	Entry of a judicial decree of dissolution pursuant to the Act; or

(c)	The sale of substantially all of the Company’s assets.

12.2    Winding Up of the Company. Upon dissolution of the Company, the Members shall wind up the affairs and liquidate the assets of the Company in accordance with the provisions of this Section and the Act. Net Profits, Net Losses, Nonrecourse Deductions, Member Nonrecourse Deductions and all other Company items shall be allocated until the liquidation is completed in the same ratio as such items were allocated prior thereto. The proceeds from liquidation of the Company when and as received by the Company shall be utilized, paid and distributed in the following order:

(a)    First, to pay expenses of liquidation;

the Members;

(b)	Next, to pay the debts of the Company to third parties other than

Members;

(c)	Next, to pay the debts of the Company owing to creditors who are

(d)    Next, to the establishment of any Cash Reserves (such Cash Reserves to be paid and distributed in accord with this Section 12.2 if and when no longer required);

(e)    Finally, in accordance with the Distribution provisions set forth in Section 8.1 (for each Member, such Member’s “Final Distribution”).

12.3    Right To Receive Property. The Members shall have no right to demand or receive property other than cash as Distributions.

12.4    Target Final Balance. Notwithstanding anything herein to the contrary, the Company’s income, gain, losses, deductions and credits for the Fiscal Year or other period in which the Company dissolves and liquidates shall be allocated to and among the Members in a manner such that the Capital Account balance of each Member, immediately after giving effect to such allocations, shall, as nearly as possible, equal such Member’s Final Distribution (as determined immediately prior to the time Distributions are made to any Member in respect of the Final Distribution). For purposes of this Section 12.4, the allocation provisions contained in this Agreement are intended to produce a final Capital Account balance for each Member (such Member’s “Target Final Balance”) that is equal to such Member’s Final Distribution and that to the extent that the allocation provisions of this Agreement would not produce the Target Final Balance for any Member, then this Agreement shall be automatically amended, and allocations of items of Company income (including gross income), gain, deductions and/or losses shall be made to and among the Members for the Fiscal Year or other relevant period in which the Final Distribution will be made (and, if and to the extent necessary, for any prior Fiscal Year or other period if the United States federal income tax return of the Company for such prior Fiscal Year or other period has not yet been filed or is still open and can be amended) as necessary to cause the respective positive Capital Account balance of each Member to be equal to such Member’s Target Final Balance. This Section 12.4 shall apply without regard to any allocation or re- allocation that may be required and/or imposed by the Internal Revenue Service or any other tax authority in any audit, proceeding or otherwise.

13.	BOOKS AND RECORDS; EXPENSES.

13.1    Books of Account. The Company shall, at the Company’s sole cost and expense, keep adequate books of account of the Company wherein shall be recorded and reflected all of the Capital Contributions and all of the income, expenses and transactions of the Company and a list of the names, addresses and number of Member Interests in the Company held by the Members in alphabetical order. The books and records shall be maintained in accordance with generally accepted accounting principles consistently applied, and each Member shall have complete access to the books and records of the Company upon providing reasonable notice to the Managing Member.

13.2    Accounting and Reports. The Managing Member shall serve as the “Tax Matters Partner” and shall, at the Company’s sole cost and expense, cause federal and state returns for the Company to be prepared and filed with the appropriate authorities, and shall furnish to the Members, within one hundred twenty (120) days after the close of each Fiscal Year, such financial information with respect to each Fiscal Year as shall be reportable for federal and state income tax purposes. The Tax Matters Partner shall provide reasonable opportunity for the Board to review federal and state tax returns prior to filing.

13.3    Banking. All funds of the Company shall be deposited in a separate bank account or accounts as shall be determined by the Managing Member and approved by the Board. All withdrawals therefrom shall be made upon checks signed by the person or persons designated by the Managing Member with approval of the Board.

13.4    Accountants. The Managing Member shall select the accountants for the Company with approval of the Board.

13.5    Expenses of Company. All direct out-of-pocket expenses actually and reasonably incurred by the Managing Member in conducting the Company’s business and either in an Approved Budget or otherwise approved by the Board shall be billed to and paid by the

Company or if paid by the Managing Member or a Member, the Managing Member or such Members may be reimbursed for such direct expenses without interest.

14.ADJUSTMENT OF BASIS ELECTION. In the event of a Transfer of any Member Interest in the Company (other than the transfer of the 45% Member Interest in the Company by the RLH Member to the Shelbourne Member described in Section 6.1), or in the event of a Distribution of the property of the Company to any Member, the Managing Member shall, at the request of the transferee Member, file an election, in accordance with Section 754 of the Code and applicable Treasury Regulations, to cause the basis of the Company’s property to be adjusted for federal income tax purposes, as provided in Sections 734, 743 and 754 of the Code.

15.WAIVER OF ACTION FOR PARTITION. Each of the Members hereby irrevocably waives, during the term of the Company, any right such Member may have to maintain any action for partition with respect to any property of the Company.

16.AMENDMENTS. Amendments to this Agreement may be made only if approved by a vote of a Majority In Interest of the Members.

17.EQUITABLE RELIEF. The rights granted to the parties hereunder are of a special and unique kind and character, and if there is a breach by any party of any material provision of this Agreement, the other parties would not have an adequate remedy at law. Therefore, the rights of the parties under this Agreement may be enforced by equitable relief as is provided under the laws of the State of Delaware.

18.NOTICES. Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly delivered to another party only if served either by overnight courier service or if deposited in the United States first class mail, certified return receipt requested, postage prepaid at the address set forth on Exhibit A next to each Member’s name. If such notice is sent by overnight courier service, service shall be conclusively deemed made at the time of written confirmation of receipt, if on or before 5:00 p.m. local time on a legal business day at the place of receipt, and if not, then on the next legal business day thereafter. If such notice, demand or other communication is given by mail, service shall be conclusively deemed made on the date shown on the return receipt as the date delivery was accepted or refused. The address for delivery of notices, demands or other communications for each Member is set forth on Exhibit A next to each Member’s name. Any party hereto may change its address for the purpose of receiving notices, demands and other communications as herein provided by a written notice given in the manner aforesaid to the other party or parties hereto.

19.LEGAL REPRESENTATION. EACH MEMBER REPRESENTS AND WARRANTS THAT SUCH MEMBER HAS BEEN ADVISED THAT SUCH MEMBER MAY BE REPRESENTED BY COUNSEL OF SUCH MEMBER’S OWN CHOOSING IN THE PREPARATION AND ANALYSIS OF THIS AGREEMENT AND EACH MEMBER HAS CONSENTED TO THE JOINT REPRESENTATION BY COUNSEL FOR ALL MEMBERS IN THE PREPARATION OF THIS AGREEMENT. EACH MEMBER HAS READ THIS

AGREEMENT WITH CARE AND BELIEVES THAT SUCH MEMBER IS FULLY AWARE OF AND UNDERSTANDS THE CONTENTS THEREOF AND THEIR LEGAL EFFECT.

20. ATTORNEYS’ FE ES . Should any party hereto institute any action or proceeding at law or in equity to enforce any provision hereof, including an action for declaratory relief or for damages by reason of an alleged breach of any provision of this Agreement, or otherwise in connection with this Agreement, or any provision hereof, the prevailing party shall be entitled to recover from the losing party or parties reasonable attorneys’ fees and costs for services rendered to the prevailing party in such action or proceeding.

21.INDEPENDENT ACTIVITIES OF MEMBERS. Each Member may engage in or possess an interest in other business ventures of every nature and description, independently or with others, including, but not limited to, the ownership, financing, leasing, operation, management, syndication, brokerage and development of real property or any other investment asset or venture, and neither the Company nor the other Members shall have, and each of them hereby expressly waives, relinquishes and renounces any right by virtue of this Agreement in and to such independent ventures or to the income or profits derived therefrom.

22.INVESTMENT REPRESENTATIONS OF THE MEMBERS. Each Member, by executing this Agreement, hereby acknowledges, covenants, represents and warrants to the Company and the other Members, and each of them, as follows:

22.1    Risks of Investment. Such Member realizes that such Member’s investment in the Company involves an element of substantial uncertainty as to the potential for profitability of the business of the Company.

22.2    Income Tax Matters. The Company has not requested a tax ruling on behalf of the Company to the effect that the Company will be taxed as a partnership for federal income tax purposes, nor does the Company intend to request such a ruling. It is the intention of the Members that the Company be treated for federal income tax purposes as a partnership.

22.3    Securities Matters. Such Member understands that the interests in the Company have not been registered with the Securities and Exchange Commission or qualified with any state securities agency, in reliance upon exemptions therefrom which are predicated, in part, upon the information previously provided by each of the Members and the following representations:

(a)    Such Member understands that in addition to the restrictions imposed by applicable federal and state securities laws, the right to Transfer a Member Interest is restricted by the terms of this Agreement. No Transfer will be permitted if, in the opinion of counsel for the Company, such Transfer will violate applicable federal or state securities laws. The burden and expense will be borne by the Member desiring to Transfer its Member Interests to satisfy the Company that all of the conditions of Transfer have been satisfied. In addition, even if the Member meets all of these requirements, there is no present market for Member Interests and none is anticipated to develop;

(b)    Such Member represents that such Member is acquiring such Member’s Member Interests in the Company for investment purposes and for such Member’s own account, with no present intention of dividing the same with others, or reselling or otherwise distributing such Member Interests, and such Member will not sell or otherwise dispose of such Member Interests in violation of the Securities Act of 1933, as amended, or any applicable state securities laws or regulations promulgated thereunder;

(c)    Such Member represents that such Member is capable of bearing the economic risk of such Member’s investment in the Company (meaning such Member can afford either a complete loss of the investment or hold it indefinitely without materially adversely affecting such Member’s standard of living, causing financial difficulties, or impairing such Member’s ability to meet current needs and possible personal contingencies);

(d)    Such Member represents that such Member either has a preexisting personal or business relationship with the other Members, or by reason of such Member’s business or financial experience or the business or financial experience of such Member’s professional advisors who are unaffiliated with and not compensated by any other Member, or any Affiliate or any selling agent of any other Member, has the capacity to protect such Member’s Member Interests in the Company;

(e)    That prior to the execution hereof, such Member had knowledge that the persons listed upon Exhibit A would become members of the Company upon their execution hereof, and such desires and consents to the association of each of them as Members of this Company;

(f)    Such Member recognizes that the Company will be newly organized and therefore has no financial or operating history. For this reason and others, purchase of Member Interests as an investment involves special risks; and

(g)    Such Member is a bona-fide resident of the state in which the principal address of such Member is located, as set forth on Exhibit A hereto.

23.	SPECIAL OFAC PROVISIONS; OTHER SPECIAL PROVISIONS.

23.1    No Illegal Activity as Source of Funds. Each Member hereby represents, warrants and covenants to each of the other Members that no portion of the Member’s Capital Contributions has been or will be derived (directly or indirectly) from proceeds of any illegal activity.

23.2    Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws. The Members hereby represent and warrant to each other that: to the actual knowledge of the respective Members, each Person owning an interest (directly or indirectly) in a Member: (A) is not currently identified on the OFAC List, and (B) is not a Person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States. The Managing Member shall implement and apply, on behalf of the Company, procedures to ensure the foregoing representations and warranties remain true and correct at all times. In addition, the Managing Member shall implement and apply procedures to ensure that none of the tenants at any of the Project is a Person (x) currently identified on the OFAC List or (y) with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States.

23.3    Requirements of Law. The Managing Member , at all times, shall use good faith efforts to cause the Company to comply with all Applicable Law relating to money laundering, anti-terrorism, trade embargoes and economic sanctions, now or hereafter in effect.

23.4    Special Investment Company Provisions. Each Member hereby represents, warrants and covenants to each of the other Members that such Member is not an “investment company,” or a company “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

23.5    Representations Regarding ERISA. The assets of each Member are not and will not become treated as “plan assets”, whether by operation of law or under regulations promulgated under the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

24.	DISPUTES – ARBITRATION.

24.1    Arbitration. Any dispute arising between the Member or between the Company and a Member shall be resolved through a binding arbitration proceeding (an “Arbitration Proceeding”) conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association with expedited procedures in effect on the date thereof. The arbitrator shall have authority to award reasonable attorney’s fees for costs for any party to the arbitration. The arbitration hearing shall be conducted in Chicago, IL.

24.1.1    The Member desiring arbitration shall provide written notice to the other Member (the “Arbitration Notice”) indicating (i) the matter in controversy and (ii) the name, contact information and professional resume of a Qualified Arbitrator (“Initial Arbitrator”) to arbitrate such matter in controversy. The Member receiving the Arbitration Notice shall deliver to the other Member, within ten (10) days of the receipt of the Arbitration Notice, written notice (“Second Arbitrator Notice”) of the name, contact information and professional resume of a second Qualified Arbitrator (“Second Arbitrator”) to arbitrate the matter in controversy set forth in the Arbitration Notice. The Initial Arbitrator and the Second Arbitrator shall, within ten (10) days after delivery of the Second Arbitrator Notice, agree, upon a Qualified Arbitrator (“Third Arbitrator”) and shall deliver written notice of the name, contact information and professional resume of the Third Arbitrator to each Member simultaneously.

24.1.2    In the event the Initial Arbitrator and the Second Arbitrator cannot agree on the Third Arbitrator or if such Arbitrator is unwilling to act as the Third Arbitrator, then any Member may petition the AAA (or any successor body of similar function agreed upon by the Members) to appoint a Qualified Arbitrator to act as the Third Arbitrator within five (5) days of such petition.

24.1.3    The Arbitration Proceedings shall commence ten (10) Business Days after the engagement or appointment of the third Arbitrator pursuant to this Section 24. Such Arbitration Proceedings shall be conducted in one (1) day until completion, each party shall have no more than a total of four (4) hours to present its case and to cross-examine or interrogate persons supplying information or documentation on behalf of the other party and the arbitrators shall make a determination within ten (10) Business Days after conclusion of the Arbitration Proceeding.

24.1.4    Each Member shall sign all documents and do all other things necessary to submit any such matter to arbitration and agree to, and hereby do, waive any and all rights they or either of them may at any time have to revoke their agreement hereunder to submit to arbitration and to abide by the decision rendered thereunder.

24.1.5    The costs and expenses of an Arbitration Proceeding and the arbitrators shall be shared equally by the Members, provided, however, each Member shall pay its own counsel and other professional fees and expenses with respect to such Arbitration Proceeding.

24.1.6    The final decision and award in which any two of the arbitrators agree shall be in writing, shall be binding on the Members and shall be nonappealable, and counterpart copies thereof shall be delivered to the Members. A judgment or order based upon such award may be entered in any court of competent jurisdiction. All actions necessary to implement the decision of the arbitrators shall be undertaken as soon as possible, but in no event later than five (5) Business Days after the rendering of such decision.

24.1.7    For purposes of this Section 24, a “Qualified Arbitrator” shall mean an individual (i) having at least ten (10) years of professional experience with matters like that which is subject matter of the dispute being submitted to arbitration, and (ii) is neutral and shall have had no prior notice, information or discussions concerning the dispute and, at such time or for the previous ten (10) years, shall not have been employed by or associated with or agent of any Member or any Affiliate of either of them.

25.	MISCELLANEOUS.

25.1    Applicable Law. This Agreement shall, in all respects, be governed by the laws of the State of Delaware applicable to agreements executed and to be wholly performed within the State of Delaware.

25.2    Severability. Nothing contained herein shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provisions contained herein and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail; but the provision of this Agreement which is affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law.

25.3    Further Assurances. Each of the parties hereto shall execute and deliver any and all additional papers, documents and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder to carry out the intent of the parties hereto.

25.4    Successors and Assigns. All of the terms and provisions contained herein shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives, permitted successors and assigns.

25.5    Number and Gender. In this Agreement, the masculine, feminine or neuter gender, and the singular or plural number, shall each be deemed to include the others whenever the context so requires.

25.6    Entire Agreement; Amendments. This Agreement constitutes the entire understanding and agreement of the parties with respect to its subject matter and any and all prior agreements, understandings or representations with respect to its subject matter are hereby terminated and canceled in their entirety and are of no further force or effect. Except as otherwise expressly permitted pursuant to this Agreement, no alteration, modification or amendment of this Agreement shall be made unless in writing and signed (in counterpart or otherwise) by the Members. Furthermore, until the CS Loan has been repaid, the Members shall not amend this Agreement or the Certificate of Formation without the prior written consent of Agent (as defined in the Loan Agreement for the CL Loan) in its Permitted Discretion (as defined in the Loan Agreement for the CL Loan).

25.7    Waiver. A waiver of any provision of this Agreement shall be valid only if it is in writing and signed by the party making the waiver. No waiver by any party hereto of any breach of this Agreement or any provision hereof shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision hereof.

25.8    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

25.9    Interpretation. The captions appearing at the commencement of the sections hereof are descriptive only and for convenience in reference. No provision of this Agreement is to be interpreted for or against any party because that party or that party’s legal representative drafted such provision. Pronouns, wherever used herein, and of whatever gender, shall include natural persons and corporations and associations of every kind and character, and the singular shall include the plural wherever and as often as may be appropriate. Whenever the terms “hereof”, “hereby”, “herein”, or words of similar import are used in this Agreement they shall be construed as referring to this Agreement in its entirety rather than to a particular Section or provision, unless the context specifically indicates to the contrary. Whenever the words “include” and “including” are used herein, they shall be construed to mean “including, without limitation”. Any reference to a particular “Article” or a “Section” shall be construed as referring to the indicated Article or Section of this Agreement unless the context indicates to the contrary.

25.10    Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

25.11    No Authority. No Member shall have the duty to inquire into the authority of another Member to act. All of the Members shall be presumed to have the authority to execute this Agreement and to carry out any acts contemplated hereby.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first hereinabove mentioned.

Members	Red Lion Hotels Corporation, a Delaware corporation

By:_________________
Name:
Its:

Shelbourne Falcon RLHC Hotel Investors LLC, a Delaware limited liability company

By:_________________
Name:
Its:

!
Signature page Amended and Restated LLC Agreement -RL Venture LLC
LIMITED LIABILITY COMPANY AGREEMENT OF RL VENTURE LLC

Exhibit A

MEMBERS AND INITIAL CAPITAL CONTRIBUTIONS

NAME	PARTICIPATION PERCENTAGE	INITIAL CAPITAL CONTRIBUTIONS
Red Lion Hotel Corporation Address: W. 201 North River Drive Spokane, WA 99201 Attn: Gregory T. Mount Thomas L. McKeirnan	55%	$22,556,424
Shelbourne Falcon RLHC Hotel Investors, LLC Address: Suite 300 595 East Lancaster Avenue Radnor PA 19087 Attn: Joseph L. Fox	45%	$18,455,256

Total Initial Capital    $41,011,679

Exhibit “B”

DIRECTORS

Appointed by RLH Member:

Gregory T. Mount Jim Bell
Thomas McKeirnan Appointed by Shelbourne Member:
Joseph L. Fox Todd Seneker Alex Washburn

Director chosen by RLH Member from five (5) independent individuals whose names have been provided by the Shelbourne Member:

Marianne Menapace

Exhibit C

LIST OF THE PROPERTIES

Red Lion Hotel at the Park, 303 West River Drive, Spokane WA Red Lion Salt Lake, 161 West 600 South, Salt Lake City UT Red Lion Boise, 1800 Fairview Avenue, Boise ID
Red Lion Bend, 1415-1465 NE Third Street, Bend OR
Red Lion Coos Bay, 1313 North Bayshore Drive, Coos Bay OR Red Lion Eureka, 1929 Fourth Street, Eureka CA
Red Lion Redding, 1830 Hilltop Drive, Redding CA
Red Lion Post Falls, 414 East First Avenue, Post Falls ID Red Lion Olympia, 2300 Evergreen Park Drive, Olympia WA Red Lion Pasco, 2525 North 20th Avenue, Pasco WA
Red Lion Port Angeles, 221 North Lincoln Street, Port Angeles WA Red Lion Richland, 802 George Washington Way, Richland WA

SCHEDULE 9.2.7

Hotel at the Park

COMPETITIVE SETS FOR THE PROPERTIES

2015 Competitive Set for Shelbourne JV hotels

Doubletree Spokane City Center
Mirabeau Park Hotel & Convention Center
Holiday Inn Express Spokane Downtown
Red Lion River Inn Spokane
Courtyard Spokane Downtown @ The Convention Center

Salt Lake

Salt Lake Inn
Radisson Salt Lake City Downtown
Royal Garden Inn
Shilo Inn Suites Hotel Salt Lake City
Crystal Inn Salt Lake City Downtown

Boise

Boise Hotel & Conference Center
Rodeway Inn
Boise Riverside Hotel
Shilo Inn Boise Riverside
Shilo Inn Boise Airport

Bend

La Quinta Inns & Suites Bend
Shilo Inn Suites Hotel Bend
Holiday Inn Express & Suites Bend
Fairfield Inn & Suites Bend Downtown
Comfort Inn & Suites Bend
Extended Stay America Seattle Redmond

Coos Bay

Best Western Plus Holiday Motel
Motel 6 Coos Bay

Quality Inn & Suites @ Coos Bay

Eureka

Best Western Plus Bayshore Inn
Best Western Plus Humboldt Bay Inn
Econolodge Eureka
Motel 6 Eureka
Travelodge Eureka
Quality Inn Eureka
Super 8 Eureka
Days Inn Eureka
Rodeway Inn Eureka
Comfort Inn Eureka
Clarion Hotel Humboldt Bay

Redding

Holiday Inn Redding
Best Western Plus Hilltop Inn
LaQuinta Inn & Suites Redding
Quality Inn Redding
Oxford Suites Redding
Comfort Inn Redding
Hampton Inn & Suites Redding

Post Falls

Best Western Plus Coeur D Alene Inn
Mirabeau Park Hotel & Convention Center
Shilo Inn Suites Coeur D Alene
Comfort Inn Post Falls
FairBridge Inn Express Post Falls
Holiday Inn Express Spokane Valley
Comfort Inn & Suites Spokane Valley
Best Western Plus Peppertree Liberty Lake Inn

Olympia

Comfort Inn Lacey Olympia
Quality Inn & Suites Lacey
La Quinta Inns & Suites Lacey
DoubleTree Olympia
Extended Stay America Olympia Tumwater
Comfort Inn Conference Center Tumwater Olympia

Pasco

Red Lion Hotel Pasco
Shilo Inn Suites Hotel Richland
Sleep Inn Pasco
Holiday Inn Express & Suites Pasco Tricities
Best Western Plus Pasco Inn & Suites

Port Angeles

Quality Inn Uptown Port Angeles
Days Inn Port Angeles
Quality Inn & Suites @ Olympic National Park Sequim
Holiday Inn Express & Suites Sequim

Richland

Days Inn Richland
Shilo Inn Suites Hotel Richland
Hampton Inn Richland Tri Cities
Holiday Inn Express & Suites Richland
Holiday Inn Express & Suites Pasco Tricities
Courtyard Richland Columbia Point

EXHIBIT B

MEMBER INTERESTS ASSIGNMENT

ASSIGNMENT AND ASSUMPTION OF MEMBER INTERESTS

This ASSIGNMENT AND ASSUMPTION OF PARTNERSHIP INTERESTS (this
“Assignment”) dated effective as of January , 2015 by and between RED LION HOTELS CORPORATION, a Washington corporation (“Assignor”) and SHELBOURNE FALCON RLHC HOTEL INVESTORS LLC, a Delaware limited liability company (“Assignee”).

BACKGROUND

A.Reference is made to that certain Limited Liability Company Agreement of RL Venture LLC dated and effective as of October 29, 2014 (the “LLC Agreement”).

B.Assignor is the sole member of RL Venture LLC, a Delaware limited liability company (the “Company”), and holds one hundred percent (100%) of the ownership interest (“Member Interest”) in the Company.

C.Assignor and Assignee are parties to that certain Membership Interest Purchase Agreement of even date herewith (the “MIPA”) pursuant to which (and subject to its terms and conditions) (1) Assignor has agreed to sell and assign to Assignee and Assignee has agreed to purchase and assume a forty-five percent (45%) Member Interest (the “Transferred Member Interest”) so that after and giving effect to the assignment and transfer of the Transferred Member Interest, (a) Assignor shall remain a member of the Company owning a fifty-five percent (55%) Member Interest, and (b) Assignee shall be a member of the Company owning a forty-five percent (45%) Member Interest; and (2) Assignor and Assignee have agreed to enter into an Amended and Restated Limited Liability Agreement attached as an exhibit to the MIPA.

NOW, THEREFORE, consistent with the provisions of the MIPA in consideration of the consideration paid by Assignee pursuant to the MIPA, the parties, intending to be legally bound, agree as follows:

1.Effective as of the date hereof, Assignor hereby assigns, transfers and sets over unto Assignee all of Transferred Member Interest.

2.Assignee hereby accepts such assignment and, from and after the date hereof and subject to the provisions of the MIPA, assumes all right, title and interest in and to, and all obligations and liabilities with respect to, the Transferred Member Interest.

3.This Assignment shall be binding upon and inure to the benefit of Assignor, Assignees and their respective heirs, executors, administrators, beneficiaries, legal representatives, successors and assigns.

4.This Assignment may be executed by the parties hereto in separate counterparts, each of which so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

23

IN WITNESS WHEREOF, and intending to be legally bound, Assignor and Assignee have executed this Assignment effective as of the date and year first above written.

RED LION HOTELS CORPORATION

By:

___________________________________

Name:
Title:

SHELBOURNE FALCON RLHC HOTEL INVESTORS LLC

By: Name: Title:

___________________________________

EXHIBIT C

FIRPTA AFFIDAVIT AND CERTIFICATION OF NON-FOREIGN STATUS

This Certification of Non-Foreign Status (this “Certification”) is being delivered in connection with the Membership Interest Purchase Agreement on even date herewith, as amended (the “MIPA”), by and between Red Lion Hotels Corporation, a Washington corporation (“RL”) and Shelbourne Falcon RLHC Hotel Investors LLC, a Delaware limited liability company (“Transferee”).

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. RL Venture LLC, a Delaware limited liability company, (“Contributor”) is a direct or indirect, wholly-owned subsidiary of RL (“Transferor”). To inform Transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by Contributor, the undersigned hereby certifies the following on behalf of Transferor:

1.Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.Transferor is not a disregarded entity as defined in Treasury Regulations Section 1.1445-2(b)(2)(iii);

3.Contributor is a disregarded entity (as defined in Treasury Regulations Section 1.1445-2(b)(2)(iii)) whose sole owner for U.S. federal tax purposes is Transferor;

4.	Transferor’s U.S. employer identification number is 91-1032187; and

5.	Transferor’s office address is 201 W North River Drive, Suite 100, Spokane, WA 99201. Transferor understands that this Certification may be disclosed to the Internal Revenue
Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment or both.

Under penalties of perjury, I declare that I have examined this Certification and, to the best of my knowledge and belief, it is true, correct and complete, and I further declare I have authority to sign this document on behalf of Transferor.

Dated and effective as of    , 2015.

[Remainder of Page Left Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, Transferor has executed this Certification of Non-Foreign Status as of the date listed above.

RED LION HOTEL CORPORATION

By:      Printed Name:
Title:

EXHIBIT D REIMBURSEMENT AND INDEMNITY AGREEMENT
[to be attached]

FINAL

REIMBURSEMENT AND INDEMNITY AGREEMENT

This REIMBURSEMENT AND INDEMNITY AGREEMENT (this “Agreement”) is made and entered into as of January 16 , 2015 (“Effective Date”), by and among RED LION HOTELS CORPORATION, a Washington corporation (“RLHC”), SHELBOURNE CAPITAL, LLC, a Delaware limited liability company (“Shelbourne”), PAYDAY PARTNERS, LLC, a Delaware limited liability company (“Payday”), FALCON INVESTORS, LLC, a New York limited liability company (“Falcon”), STEVEN FISHMAN, an individual (“Fishman”) (RLHC, Shelbourne, Payday, Falcon and Fishman are collectively, the “Guarantors” and each is a “Guarantor (Shelbourne, Payday, Falcon and Fishman are collectively referred to as the “Shelbourne Guarantors”.)

WHEREAS, prior to the Effective Date, RLHC formed RL Venture LLC, a Delaware limited liability company (“Venture”) and, through the Venture’s wholly-owned subsidiary, RL Venture Holding LLC, a Delaware limited liability company (“Holding”), the Venture controls the ownership of each of twelve (12) single-member limited liability companies (the “Owners” and each, an “Owner” and listed on Exhibit “A” attached hereto) whose sole member is Holding and which, respectively, own each of twelve (12) hotels listed on Exhibit “A” (the “Hotels”), and the manager for each of the Hotels is Red Lion Hotel Management Corporation, an affiliate of RLHC; and

WHEREAS, on the date preceding the Effective Date, Pacific Western Bank (“Lender”) has provided to the Owners and Holding, as co-borrowers, a loan in the maximum principal amount of Eighty Million Dollars ($80,000,000) for which RLHC has provided its guaranty of certain non-recourse carve-out liabilities (the “Indemnity Guaranty”) and a guaranty of completion of a Property Improvement Plan for the Hotels (the “Completion Guaranty”, and a an environmental indemnity agreement with regard to certain environmental matters (the “Environmental Indemnity”, and together with the Indemnity Guaranty and Completion Guaranty, the “Guaranties”); and

WHEREAS, on the Effective Date, RLHC is selling and assigning to Shelbourne Falcon RLHC Hotel Investors LLC (the “Shelbourne Member”) (which is an affiliate of Shelbourne, Payday, Falcon and Fishman), and the Shelbourne Member is purchasing and assuming a 45% member interest in the Venture, and in connection with the assignment of such member interest,
(a) RLHC and affiliates of the Shelbourne Guarantors are executing an Amended and Restated Limited Liability Company Agreement (the “Venture Agreement”), and (b) Shelbourne, Payday, Falcon, and Fishman are executing joinders to become co-guarantors with RLHC under the Guaranties; and

WHEREAS, the Guarantors have potential joint and several liability under the Guaranties, including, without limitation, certain instances in which the loan or loans to which one or both of the Guaranties relate could become recourse to all Guarantors (all of the obligations and liabilities of the Guarantors described in the Indemnity Guaranties are, collectively, the “Guaranty Obligations”); and

WHEREAS, the Guarantors hereto wish to allocate their respective responsibilities for the Guaranty Obligations and to provide for reimbursement, inter se, among the Guarantors for expenditures that the Guarantors may be required to make for the Guaranty Obligations.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.
Representations, Warranties and Covenants. Each of the Guarantors shall be responsible for any cost, expense or liability for any Guaranty Obligations arising from the assertion of a claim by the Lender under any of the Guaranties (a “Claim Expense”) based upon that Guarantor’s breach of any of the representations, warranties or covenants which that Guarantor makes under any of the Guaranties, and shall defend, indemnify and hold the other Guarantors harmless from and against and for any cost, expense or liability arising from such breach.

2.
Indemnity Guaranty. In the event that any of the Guarantors (including in the case of RLHC its affiliate Red Lion Hotels Management, Inc.): (1) takes any action or omits to take any action that is one of the Guaranteed Obligations defined in Section 2.02(a)(i) through (ix) or in Section 2.02(b)(i) through (v) of the Indemnity Agreement; or (2) commits gross negligence, willful misconduct or breach of fiduciary duty with respect to the Venture, Holding or the Owners; or (3) any of the Guarantors (including in the case of RLHC its affiliate Red Lion Hotels Management, Inc.) takes action that was a factor that resulted in the substantive consolidation of the assets of a Borrower (as defined in the Indemnity Guaranty) in a bankruptcy with any person other than a Borrower or Venture, with the result that one or more of the Guarantors incurs a Claim Expense, the Guarantor who committed that act or omission shall be responsible for that Claim Expense and shall defend, indemnify and hold the other Guarantors harmless from and against and for any cost, expense or liability arising from such Claim Expense.

3.	Reimbursement Obligations.

a.
In the event that any of the Guarantors incurs any Claim Expense other than in connection with the matters allocated under Sections 1 or 2, the responsibility for payment for such Claim Expense shall be allocated between the Guarantors in the following percentages (the “Allocated

Percentages”): RLHC:	55%
Shelbourne Guarantors, collectively:	45%

b.
Except as provided in Section 1 above, in the event that RLHC incurs a cost, expense or liability in excess of its Allocated Percentage of a Claim Expense, the Shelbourne Guarantors shall collectively provide sufficient reimbursement to RLHC such that the Claim Expense is paid by the Guarantors in accordance with their respective Allocated Percentages. Except as provided in Section 1 above, in the event that any of Shelbourne, Payday, Falcon and Fishman incur, collectively, a cost, expense or liability such that the aggregate liability of Shelbourne, Payday, Falcon and Fishman exceeds their Allocated Percentage of a Claim Expense, RLHC shall provide sufficient reimbursement to Shelbourne, Payday, Falcon and Fishman such that the Claim Expense is paid by the Guarantors in accordance with their respective Allocated Percentage.

4.
Reporting. Each of the Guarantors will provide to the other Guarantors on a quarterly basis, a certification in writing that there has been no material deterioration in the certifying Guarantor’s Liquidity and Tangible Net Worth, as those terms are defined in the Indemnity Guaranty.

5.
Transfers. This Agreement shall inure to the benefit and shall be binding upon the successors and assigns of each party, provided, however, that the sale, assignment or other transfer (each, a “Transfer”) of all or any portion of any direct or indirect interest in Venture by a Member (as defined in the Venture Operating Agreement) shall not result in a release of any party of its liability under this Agreement without the prior written consent of the other parties to this Agreement.

6.
Remedies. In the event that any of the Guarantors fails to reimburse the other Guarantors as required hereunder within five (5) business days following written demand therefor, the party who is entitled to but does not receive payment (the “Aggrieved Party”) may exercise any right or remedy available to it at law or in equity, including the right to sue for specific performance hereof, and the Aggrieved Party shall additionally be entitled to interest on the unpaid amount accrued at a rate equal to the lower of 10% per annum and the highest rate permitted by applicable law (the “Interest Rate”), and to recover from the other party (the “Owing Party”) the Aggrieved Party's out-of-pocket costs incurred in connection with the enforcement of this Agreement, including reasonable attorneys' fees and expenses incurred before and at trial, at all levels, and whether or not suit is instituted.

7.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to conflicts of laws principles.

8.
Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, incorporates all prior negotiations and understandings with respect to such subject matter and may be amended only by an instrument in writing executed by all of the parties.

9.	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute but one and the same agreement.

10.
Waiver of Jury. EACH PARTIES HERETO, TO THE FULL EXTENT PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FORGOES THE RIGHT TO A TRIAL BY JURY

IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS AGREEMENT.

11.
Third Parties Not Benefited. Nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any person or entity other than the parties and their respective successors and assigns, nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision of this Agreement give any third person any right of subrogation or action over or against any party to this Agreement.

[The remainder of this page has been intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

RED LION HOTELS CORPORATION

By: ________
Name:
Title:

SHELBOURNE CAPITAL, LLC

By:_______________________
Name: Joseph L. Fox
Title:

PAYDAY PARTNERS, LLC

By:    _ Name:
Title:

FALCON INVESTORS, LLC

By: Senior Care Development LLC, Its Manager By:	_

[SIGNATURE PAGE TO RLHC/SHELBOURNE GUARANTORS REIMBURSEMENT AGMT

EXHIBIT A

LIST OF OWNERS AND HOTELS

RL Spokane, LLC	Red Lion Hotel at the Park, 303 West River Drive, Spokane WA
RL Salt Lake, LLC	Red Lion Salt Lake, 161 West 600 South, Salt Lake City UT
RL Boise, LLC	Red Lion Boise, 1800 Fairview Avenue, Boise ID
RL Bend, LLC	Red Lion Bend, 1415-1465 NE Third Street, Bend OR
RL Coos Bay, LLC	Red Lion Coos Bay, 1313 North Bayshore Drive, Coos Bay OR
RL Eureka, LLC	Red Lion Eureka, 1929 Fourth Street, Eureka CA
RL Redding, LLC	Red Lion Redding, 1830 Hilltop Drive, Redding CA
RL Post Falls, LLC	Red Lion Post Falls, 414 East First Avenue, Post Falls ID
RL Olympia, LLC	Red Lion Olympia, 2300 Evergreen Park Drive, Olympia WA
RL Pasco, LLC	Red Lion Pasco, 2525 North 20th Avenue, Pasco WA
RL Port Angeles, LLC	Red Lion Port Angeles, 221 North Lincoln Street, Port Angeles WA
RL Richland, LLC	Red Lion Richland, 802 George Washington Way, Richland WA